UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                             Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)

☒	Definitive Proxy Statement

☐	Definitive additional materials

☐	Soliciting material under Rule 14a-12

ROCK-TENN COMPANY

(Name of Registrant as Specified in Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

December 14, 2012

To our Shareholders:

It is our pleasure to invite you to attend our annual meeting of shareholders, which is to be held on January 25, 2013, at the Grand Hyatt Atlanta at 3300 Peachtree Road, N.E., Atlanta, Georgia 30305. The meeting will begin at 9:00 a.m., local time.

The following Notice of 2013 Annual Meeting of Shareholders outlines the business to be conducted at the meeting. You will note under the fifth item of business set forth in our Notice of 2013 Annual Meeting of Shareholders that you are being asked to consider a shareholder proposal this year. The proposal asks that you vote to urge the board of directors to take all necessary steps to eliminate the classification of our board of directors into three separate classes. After careful consideration, our board of directors has decided to recommend that you vote against this proposal. Item 5 of the proxy statement included in our proxy materials contains this shareholder proposal and a detailed explanation of our board of director’s opposition to the proposal. I urge you to carefully consider our board of director’s discussion of this matter and vote against this proposal.

Again this year, we are using the Internet as our primary means of furnishing proxy materials to shareholders. Accordingly, most shareholders will not receive paper copies of our proxy materials. We will instead send shareholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose.

Whether or not you plan to attend the annual meeting, please vote as soon as possible to ensure that your shares will be represented and voted at the annual meeting. You may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. If you attend the annual meeting, you may vote your shares in person even though you have previously voted your proxy.

Very truly yours,

James A. Rubright
Chairman and Chief Executive Officer

NOTICE OF 2013 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on January 25, 2013

TIME:	9:00 a.m., local time, on Friday, January 25, 2013.

PLACE:	Grand Hyatt Atlanta

3300 Peachtree Road, N.E.

Atlanta, Georgia 30305

ITEMS OF BUSINESS:	(1)	To elect three directors.

(2)	To approve the adoption of the Rock-Tenn Company Amended and Restated Annual Executive Bonus Program to amend and restate Rock-Tenn Company’s current Annual Executive Bonus Program primarily to incorporate the same business criteria for performance goals for the program’s participants as the business criteria for performance goals that are set forth in the Rock-Tenn Company Amended and Restated 2004 Incentive Stock Plan and to increase the maximum bonus amount that a participant may receive for any fiscal year.

(3)	To ratify the appointment of Ernst & Young LLP to serve as the independent registered public accounting firm of Rock-Tenn Company.

(4)	To hold an advisory vote on executive compensation.

(5)	To vote on a shareholder proposal.

(6)	To transact any other business that properly comes before the meeting or any adjournment of the annual meeting.

WHO MAY VOTE:	You can vote if you were a holder of Class A Common Stock of record on November 30, 2012.

DATE THESE PROXY

MATERIALS WERE FIRST

MADE AVAILABLE ON

THE INTERNET:	December 14, 2012

INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with U.S. Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing proxy materials to shareholders. Consequently, most shareholders will not receive paper copies of our proxy materials. We will instead send shareholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose.

ROCK-TENN COMPANY

504 Thrasher Street

Norcross, Georgia 30071

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JANUARY 25, 2013

PROXY SOLICITATION AND VOTING INFORMATION

Why am I receiving these materials?

Our board of directors has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the solicitation of proxies by the board of directors. The proxies will be used at our annual meeting of shareholders to be held on January 25, 2013 (which we refer to as the “annual meeting”). We made these materials available to shareholders beginning on December 14, 2012. Our shareholders are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

What is included in these materials?

These materials include:

•	our proxy statement; and

•	our 2012 annual report to shareholders, which includes our audited consolidated financial statements.

If you request printed versions of these materials by mail, these materials will also include the proxy card for the annual meeting.

What am I voting on?

You will be voting on each of the following:

•	The election of three directors.

•

To approve the adoption of the Amended and Restated Annual Executive Bonus Program (which we refer to as the “Amended Executive Bonus Program,”) to amend and restate our current Annual Executive Bonus Program (which we refer to as the “Executive Bonus Program”) primarily to incorporate the same business criteria for performance goals for the program’s participants as the business criteria for performance goals that are set forth in the Rock-Tenn Company Amended and Restated 2004 Incentive Stock Plan (which we refer to as the “2004 Incentive Stock Plan”) and to increase the maximum bonus amount that a participant may receive for any fiscal year.

•

The ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm. We refer to the appointment of Ernst & Young LLP as our independent registered public accounting firm as the “E&Y Appointment.”

•	An advisory vote on executive compensation.

•	To vote on a shareholder proposal if properly presented at the annual meeting.

•	The transaction of any other business that properly comes before the annual meeting or any adjournment of the annual meeting.

As of the date of this proxy statement, the board of directors knows of no other matters that will be brought before the annual meeting.

You may not cumulate your votes for any matter being voted on at the annual meeting, and you are not entitled to appraisal or dissenters’ rights.

Why did I receive a one-page notice in the mail or e-mail notification regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the U.S. Securities and Exchange Commission (which we refer to as the “SEC”), we provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (which we refer to as the “Notice”) to our shareholders of record and beneficial owners. We are sending the Notice by e-mail to our shareholders who previously chose to receive notices by this method. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice, free of charge, or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials electronically by e-mail on an ongoing basis.

How can I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to:

•	view our proxy materials for the annual meeting on the Internet and execute a proxy; and

•	instruct us to send future proxy materials to you electronically by e-mail.

Choosing to receive future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Who can vote?

You may vote if you owned our Class A Common Stock as of the close of business on November 30, 2012, the record date for the annual meeting. As of November 30, 2012, there were 71,120,410 shares of our Class A Common Stock outstanding.

What if my certificates represent Class B Common Stock?

Each share of our Class B Common Stock was automatically converted into one share of Class A Common Stock on June 30, 2002. Each certificate that represented shares of Class B Common Stock represents the same number of shares of Class A Common Stock into which the Class B Common Stock was converted. We refer to our Class A Common Stock (including certificates that represented shares of Class B Common Stock) as the “Common Stock.”

How do I vote?

You have four voting options. You may vote using one of the following methods:

•	Over the Internet. If you have access to the Internet, we encourage you to vote in this manner.

•	By telephone.

•	For those shareholders who request to receive a paper proxy card in the mail, by completing, signing and returning the proxy.

•	By attending the annual meeting and voting in person.

The Notice provides instructions on how to access your proxy card, which contains instructions on how to vote via the Internet or by the telephone. For those shareholders who request to receive a paper proxy card in the mail, instructions for voting via the Internet, by telephone or by mail are set forth on the proxy card. Please follow the directions on your proxy card carefully.

Can I vote at the annual meeting?

You may vote your shares at the annual meeting if you attend in person. Even if you plan to be present at the annual meeting, we encourage you to vote your shares by proxy. You may vote your proxy via the Internet, by telephone or by mail. Even if you have already voted your shares by proxy, you may change your vote and vote your shares at the annual meeting if you attend in person.

What if my shares are registered in more than one person’s name?

If you own shares that are registered in the name of more than one person, each person must sign the proxy. If an attorney, executor, administrator, trustee, guardian or any other person signs the proxy in a representative capacity, the full title of the person signing the proxy should be given and a certificate should be furnished showing evidence of appointment.

What does it mean if I receive more than one Notice?

It means you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare Investor Services, 250 Royall Street, Canton, MA 02021 and may be reached at 1-800-568-3476.

Can I change my mind after I vote?

You may change your vote at any time before the polls close at the annual meeting. You may do this by using one of the following methods:

•	Voting again by telephone or over the Internet prior to 1:00 a.m., E.T., on January 25, 2013.

•	Giving written notice to the Corporate Secretary of our company.

•	Delivering a later-dated proxy.

•	Voting in person at the annual meeting.

How many votes am I entitled to?

You are entitled to one vote for each share of Common Stock you own.

How many votes must be present to hold the annual meeting?

In order for us to conduct the annual meeting, the holders of a majority of the votes of the Common Stock outstanding as of November 30, 2012 must be present at the annual meeting. This is referred to as a quorum. Your shares will be counted as present at the annual meeting if you do one of the following:

•	Vote via the Internet or by telephone.

•	Return a properly executed proxy by mail (even if you do not provide voting instructions).

•	Attend the annual meeting and vote in person.

How many votes are needed to elect directors?

The three nominees receiving the highest number of “yes” votes will be elected directors. This number is called a plurality.

How many votes are needed to adopt and approve the Amended Executive Bonus Program?

To adopt and approve the Amended Executive Bonus Program, the “yes” votes cast at the annual meeting must exceed the “no” votes cast at the annual meeting, provided that the total vote cast on the proposal represents over 50% of the total number of shares entitled to vote on the proposal. If you do not vote in person or vote via the Internet or by telephone, or sign and return a proxy, your shares will not be counted as “yes” votes or “no” votes at the annual meeting.

How many votes are needed to ratify the E&Y Appointment and approve the advisory vote on executive compensation?

To ratify the E&Y Appointment and to approve the non-binding resolution regarding the approval of executive compensation, the “yes” votes cast in favor of the matter must exceed the “no” votes cast against the matter.

How many votes are needed approve the shareholder proposal?

To approve the non-binding shareholder proposal, the “yes” votes cast in favor of the shareholder proposal must exceed the “no” votes cast against the proposal.

How many votes are needed for other matters?

To approve any other matter that properly comes before the annual meeting, the “yes” votes cast in favor of the matter must exceed the “no” votes cast against the matter. The board of directors knows of no other matters that will be brought before the annual meeting. If other matters are properly introduced, the persons named in the proxy as the proxy holders will vote on such matters in their discretion.

Will my shares be voted if I do not provide my proxy?

Your shares may be voted under certain circumstances if they are held in the name of a brokerage firm. Brokerage firms have the authority under rules of the New York Stock Exchange (which we refer to as the “NYSE”) to vote customers’ unvoted shares on “routine” matters, which include the ratification of the appointment of our independent registered public accounting firm. Accordingly, if a brokerage firm votes your shares on these matters in accordance with these rules, your shares will count as present at the annual meeting for purposes of establishing a quorum and will count as “yes” votes or “no” votes, as the case may be, with respect to all “routine” matters voted on at the annual meeting. If you hold your shares directly in your own name, they will not be voted if you do not vote them or provide a proxy. If a brokerage firm signs and returns a proxy on your behalf that does not contain voting instructions, your shares will count as present at the annual meeting for quorum purposes and will count as a “for” vote for the E&Y Appointment but will not count as a “yes” vote or a “no” vote on the Amended Executive Bonus Program, the election of the director nominees named in this proxy statement or the shareholder proposal and will not be counted as an advisory vote on executive compensation. These are referred to as broker non-votes.

ELECTION OF DIRECTORS

ITEM 1

Board of Directors

Our board of directors currently has 12 members. The directors are divided into three classes with the directors in each class serving a term of three years. Directors for each class are elected at the annual meeting of shareholders held in the year in which the term for their class expires. Our board is authorized to increase or decrease the size of the board and is authorized to fill the vacancies created by any increase. Any directors elected by the board in this manner will stand for re-election at the next annual meeting of the shareholders after his or her election even if that class of directors is not subject to election that year. Our directors must retire when they reach the age of 72, although they may continue to serve until the next annual or special meeting of the shareholders at which directors are to be elected. Mr. Robert B. Currey will retire as a director at our annual meeting because he turned 72 during fiscal 2012. Mr. Ralph F. Hake has also decided to retire at our annual meeting although he has not reached the mandatory retirement age. Mr. John W. Spiegel will turn 72 during fiscal 2013 and will retire at our annual meeting of shareholders in 2014. Following the retirements of Messrs. Currey and Hake, our board of directors will have 10 members and 2 vacancies. Following the annual meeting, our board of directors intends to reduce the size of the board to 10 members, which it is authorized to do.

Due to the retirements of Messrs. Currey and Hake, who both serve in the same class, the class of the board of directors up for election at the annual meeting would have otherwise consisted of only two directors, while the class of the board of directors with its term expiring in 2014 would have otherwise consisted of five directors and the class of the board of directors with its term expiring in 2015 would have otherwise consisted of three directors. To avoid this result, the board of directors has approved the adjustment of the relative sizes of the classes of the board of directors so that they will be as close to equal in size as possible and has moved Mr. G. Stephen Felker to the class of directors up for election at the annual meeting. Accordingly, even though Mr. Felker’s current term does not expire until our annual shareholders’ meeting in 2014, he has agreed to stand for election at the current annual meeting to serve as a director until 2016, or until his successor is qualified and elected.

We do not believe that any of our nominees for director will be unwilling or unable to serve as director at the time of his or her election. However, if at the time of the annual meeting any of the nominees should be unwilling or unable to serve, proxies will be voted as recommended by the board of directors to do one of the following:

•	To elect substitute nominees recommended by the board.

•	To allow the vacancy created to remain open until filled by the board.

•	To reduce the number of directors for the ensuing year.

In no event, however, can a proxy be voted to elect more than three directors.

Recommendation of the Board of Directors

The board of directors recommends a vote FOR G. Stephen Felker, Lawrence L. Gellerstedt III and John W. Spiegel to hold office until the annual meeting of shareholders in 2016, or until each of their successors is qualified and elected. Proxies (other than by brokerage firms) returned without instructions will be voted FOR the election of the three nominees.

Nominees for Election — Term Expiring 2016

Name	Age	Director Since	Positions Held
G. Stephen Felker	60	2001	Mr. Felker served as chairman of the board and director of Avondale Incorporated, a former textile manufacturer, from 1992 until his retirement in September 2011. He served as president and chief executive officer of Avondale from 1980 to 2008. Mr. Felker’s experience as chief executive officer of Avondale Incorporated gives him broad experience in manufacturing, managing commodity risk and, as Avondale achieved its success and size through several large acquisitions, in evaluating and in integrating acquisitions that benefits our company and its board of directors.

Lawrence L. Gellerstedt III	56	1998	Mr. Gellerstedt has served as president and chief executive officer of Cousins Properties Incorporated, a real estate development company, since July 2009, and he served as the executive vice president and chief development officer of Cousins Properties, from June 2005 until July 2009. Mr. Gellerstedt served as the chairman and chief executive officer of The Gellerstedt Group, a real estate development company, from June 2003 until June 2005. Mr. Gellerstedt served as the president and chief operating officer of The Integral Group, a real estate development company, from January 2001 until June 2003. Mr. Gellerstedt has served as a director of SunTrust Bank, Atlanta, a commercial bank and a subsidiary of SunTrust Banks, Inc., for more than five years. From 1994 to 2007, Mr. Gellerstedt served as a director of Alltel Corporation, a nationwide telecommunications services company. Mr. Gellerstedt’s experience as chief executive officer of several companies over the years, including a large publicly-traded real estate development company and a large construction company, and as a member of several public company boards of directors, provides valuable leadership and board governance insights and financial expertise that benefits our company and its board of directors.

Name	Age	Director Since	Positions Held
John W. Spiegel	71	1989	Mr. Spiegel served as non-executive chairman and a director of S1 Corporation, a provider of integrated applications for financial institutions, from October 2006 until February 2012. Mr. Spiegel has been a member of the board of trustees of Colonial Properties Trust, a real estate investment trust, for more than five years. Mr. Spiegel served as executive vice president and chief financial officer of SunTrust Banks, Inc., a bank holding company, until August 2000, when he became vice chairman and chief financial officer. He retired from those positions in August 2004. He continued to serve as a non-executive vice chairman of SunTrust Banks Holding Company, a wholly-owned subsidiary of SunTrust Banks, Inc., through March 31, 2005. From 2002 to 2008, Mr. Spiegel served as a director of Bentley Pharmaceuticals Inc., a specialty pharmaceutical company. From 2005 to 2008, he served as a director of Home Banc Corp., the parent of Home Banc Mortgage Corp., a mortgage banking company, and, from 2008 to 2011, he served as a director of CPEX Pharmaceuticals, Inc., a specialty pharmaceuticals company. Mr. Spiegel’s experience as chief financial officer and vice chairman of SunTrust Banks, Inc. and as a member of numerous public company boards of directors, including prior service on a number of public company audit committees, provides him with valuable financial expertise and board governance and leadership skills from the perspective of large and complex as well as smaller organizations that benefits our company and its board of directors.

Incumbent Directors — Term Expiring 2015 (Not up for election at this shareholders’ meeting)

Name	Age	Director Since	Positions Held
Timothy J. Bernlohr	53	2011	Mr. Bernlohr served as a director of Smurfit-Stone Container Corporation (which we refer to as “Smurfit-Stone”) from June 2010 until it was acquired by us in May 2011. Mr. Bernlohr is the managing member of TJB Management Consulting, LLC, a consultant to businesses in transformation such as restructurings, interim executive management, and provider of strategic planning services, which he founded in 2005. He served as president and chief executive officer of RBX Industries, Inc., which was a manufacturer and marketer of rubber and plastics materials, from 2003 to 2005, and served in various senior executive capacities at RBX, including president and chief operating officer, from 1997 until 2002. Prior to joining RBX, Mr. Bernlohr spent 16 years in the international and industry products divisions of Armstrong World Industries, Inc., where he served in a variety of management positions. Mr. Bernlohr has served as lead independent director of Chemtura Corporation, a specialty chemicals company, since 2010, and as a director of Atlas Air Worldwide Holdings, Inc., an air cargo and aircraft services company, since 2006. Within the last five years, Mr. Bernlohr also served on the boards of directors of Aventine Renewable Energy Holdings, Inc., Ambassadors International, Inc., and WCI Steel Corporation. Mr. Bernlohr’s experience as a strategic consultant and chief executive officer of an international manufacturing company and as a director of Smurfit-Stone and other publicly-traded companies provides him with broad knowledge of corporate strategy and business in general that benefits our company and its board of directors.

James A. Rubright	65	1999	Mr. Rubright has served as our chief executive officer since October 1999 and chairman of the board since January 2000. Mr. Rubright has served as a director of AGL Resources Inc., an energy company, for more than five years. Since 2007, he has served as a director of Forestar Group Inc., a company engaged in real estate and mineral and fiber resources businesses. From October 2004 to January 2008, Mr. Rubright served as a director of Oxford Industries, Inc., a manufacturer and seller of branded and private label apparel, and, from November 2000 to July 2008, as a director of Avondale Incorporated, a former textile manufacturer. Mr. Rubright was chosen to serve as our chairman of the board because of his role as our chief executive officer and because we believe that having him serve in both roles strengthens the governance structure of our company and promotes a unified focus for management to execute our strategy and business plans.

Name	Age	Director Since	Positions Held
Bettina M. Whyte	63	2007	Ms. Whyte is a managing director and senior advisor at Alvarez and Marsal Holdings, LLC, a world-wide business consulting firm. Ms. Whyte served as managing director and head of the Special Situations Group of MBIA Insurance Corporation, a provider of credit enhancement services and a provider of fixed-income asset management services, from March 2006 until October 2007, and managing director of AlixPartners, LLC, a business turnaround management and financial advisory firm, from April 1997 until March 2006. Ms. Whyte has also been a director of each of AGL Resources Inc., an energy company, since October 2004, Amerisure Insurance, a mutual insurance company, since 2002, and Annie’s, Inc., a specialty food manufacturer, since June 2011. Ms. Whyte’s experience in the financial and operational restructuring of complex businesses, having served as interim chief executive officer, chief operating officer and chief restructuring officer of numerous troubled public and private companies, gives her broad experience with operational and financial issues and insight in leading organizations that benefit our company and its board of directors.

Incumbent Directors — Term Expiring 2014 (Not up for election at this shareholders’ meeting)

Name	Age	Director Since	Positions Held
J. Powell Brown	45	2010	Mr. Brown has served as chief executive officer of Brown & Brown, Inc., an insurance services company, since July 2009. He has served as president of Brown & Brown, since January 2007, and was appointed to be a director of Brown & Brown in October 2007. Prior to that time, he had served as a regional executive vice president of Brown & Brown, since 2002. From January 2006 until April 2009, Mr. Brown served on the board of directors of SunTrust Bank/Central Florida, a commercial bank and a subsidiary of SunTrust Banks, Inc. Mr. Brown’s experience as chief executive officer and an executive officer of a large, publicly-traded insurance brokerage firm gives him broad experience and knowledge of risk management and loss minimization and mitigation as well as perspective on leadership of publicly-held companies that benefit our company and its board of directors.

Robert M. Chapman	59	2007	Mr. Chapman served as chief operating officer of Duke Realty Corporation, a real estate development company, from August 2007 until his resignation in November 2009. Mr. Chapman served as senior executive vice president of real estate operations for Duke Realty, from August 2003 until July 2007, and as regional executive vice president for Duke Realty’s Southeast region, from 1999 through July 2003. Mr. Chapman’s experience as head of real estate acquisitions and development for a large national real estate investment trust gives him broad experience in evaluating national real estate and economic trends and growth opportunities as well as expertise in complex project finance activities that benefit our company and its board of directors.

Name	Age	Director Since	Positions Held
Terrell K. Crews	57	2011	Mr. Crews served as a director of Smurfit-Stone, from June 2010 until it was acquired by us in May 2011. He served as executive vice president, chief financial officer and chief executive officer of the vegetable business of Monsanto Company, an agricultural products company, from 2007 until his retirement in 2009. Prior to that he served as executive vice president and chief financial officer of Monsanto, beginning in 2000. Mr. Crews has served as a director of Hormel Foods Corporation, a producer of meat and other food products, since October 2007, and has served as a director of Archer Daniels Midland Company, an agricultural commodities and products company, since May 2011. Mr. Crews’s experience as a chief financial officer and as a member of numerous public company boards of directors, including Smurfit-Stone, and his service on other public company audit committees, gives him broad knowledge of business in general and in-depth experience in complex financial matters that benefit our company and its board of directors.

Russell M. Currey	51	2003	Mr. Currey served as executive vice president and general manager of our corrugated packaging division, a position he held for more than five years, until his resignation in May 2008. Mr. Currey joined our company as an employee in July 1983. Mr. Currey’s experience with our company in a number of leadership roles over a period of 29 years provides him with substantial knowledge of our business, our employees and our customers that benefits our company and its board of directors. Mr. Currey is the nephew of Robert B. Currey, a director of our company.

Retiring Directors

Name	Age	Director Since	Positions Held
Ralph F. Hake	63	2011	Mr. Hake was a director of Smurfit-Stone, from June 2010 until it was acquired by us in May 2011, when he became a director of our company. Mr. Hake will retire as a director at the annual meeting.
Robert B. Currey	72	1989	Mr. Currey has served as a director of our company since 1989. He is the uncle of Russell M. Currey, a director of our company. Mr. Currey will retire as a director at the annual meeting.

Corporate Governance

Corporate Governance Guidelines. We have posted our corporate governance guidelines on our Internet website at www.rocktenn.com.

Director Independence. Our board of directors annually conducts an assessment of the independence of each director in accordance with our corporate governance guidelines, applicable rules and regulations of the SEC, and the corporate governance standards of the NYSE for listed companies. The board assesses each director’s independence by reviewing any potential conflicts of interest and significant outside relationships. In determining each director’s independence, the board broadly considers all relevant facts and circumstances, including specific criteria included in the NYSE’s corporate governance standards. For these purposes, the NYSE requires the board to consider certain relationships that existed during a three-year look-back period. The board considers the materiality and importance of the relationship not merely from the standpoint of the director, but also from the standpoint of persons or organizations with which the director has an affiliation. An independent director is one found to be free of any relationship with our company or our management that impairs the director’s ability to make independent judgments.

The board of directors conducted an assessment of the independence of each director at its last regularly scheduled meeting. Based on this assessment, the board affirmatively determined that the following directors are independent: Ms. Whyte and Messrs. Bernlohr, Brown, Chapman, Crews, Robert Currey, Russell Currey, Felker, Gellerstedt, Hake and Spiegel. The board of directors determined that each of our current directors (other than Mr. Rubright) has no material relationship with our company (either directly or as a partner, shareholder or officer of an organization that has a material relationship with our company). The board determined that Mr. Rubright is not independent because he is an employee of our company. The board determined that each of Ms. Whyte and Messrs. Bernlohr, Crews, Robert Currey, Russell Currey, Felker, Gellerstedt, Hake and Spiegel is independent because he or she has no significant relationship with our company (other than as a director and shareholder). The board determined that no relationship that either of Messrs. Brown or Chapman has with our company is material for purposes of determining his independence. In making that determination, the board considered the following relationships that each of Messrs. Brown and Chapman has with our company (one of which is also described under the heading “Certain Transactions” elsewhere in this proxy statement):

J. Powell Brown. Mr. Brown is the chief executive officer, president and a director of Brown & Brown, Inc. Our company made payments to Brown & Brown, Inc. for insurance services during fiscal 2012 as described below under the heading “Certain Transactions.” Our board also considered similar payments made during fiscal 2011 and 2010. The board determined that these payments and relationships were not material for these purposes and did not impair Mr. Brown’s independence.

Robert M. Chapman. Mr. Chapman was an executive officer of Duke Realty Corporation until November 2009. Our company made payments to Duke Realty Corporation for rent on facilities that we lease, and Duke Realty Company made payments to us for waste and recycling services in fiscal 2012, 2011 and 2010. The board determined that these payments and relationships were not material for these purposes and did not impair Mr. Chapman’s independence.

Our company purchases products and services in the normal course of business from many suppliers and sells products and services to many customers. In some instances, these transactions occur with companies with which members of our board of directors have relationships as directors or executive officers. Further, members of the board have relationships as directors or executive officers with certain companies that hold or held our debt or equity. For purposes of our board’s affirmative determinations of director independence, none of these relationships was considered significant, either individually or collectively, except as described above or under the heading “Certain Transactions” elsewhere in this proxy statement. For these purposes, the board determined that these relationships were not material either individually or collectively.

Director Self-Evaluation. Our board of directors conducts an annual self-evaluation of the board, its committees and its individual members pursuant to our corporate governance guidelines. The nominating and corporate governance committee is responsible for overseeing the self-evaluation process and making a report to the board of directors pursuant to our corporate governance guidelines.

Director Education. Our board of directors has adopted a director education policy under which we will reimburse directors for tuition and all customary and reasonable expenses incurred in connection with attending a director education seminar once every two years. In addition, any director desiring to be reimbursed for additional programs may be reimbursed upon approval of the chairman of the nominating and corporate governance committee. We also from time to time invite securities and financial analysts, economists and other experts to speak to our board at its meetings on subjects that are relevant to our business, our industry and the economy in general.

Communicating with Our Directors. So that shareholders and other interested parties may make their concerns known, we have established a method for communicating with our directors, including our presiding independent director and other non-management directors. There are two ways to communicate with our directors:

•	By mail: Rock-Tenn Company, 504 Thrasher Street, Norcross, Georgia 30071.

•	By facsimile: (770) 248-4402.

Communications that are intended specifically for our presiding independent director or other non-management directors should be marked “Attention: Independent Director Communications.” All other director communications should be marked “Attention: Director Communications.” Our legal department will facilitate all of these communications. We have posted a summary of this method for communicating with our directors on our Internet website at www.rocktenn.com.

Our directors are encouraged to attend and participate in the annual meeting. All but two of our directors who were serving at that time attended the annual meeting of shareholders held on January 27, 2012.

Codes of Business Conduct and Ethics

Employee Code of Business Conduct. Our board of directors has adopted a code of business conduct for our employees. Failure to comply with this code of business conduct is a serious offense and will result in appropriate disciplinary action. We will disclose, to the extent and in the manner required by any applicable law or NYSE corporate governance standard, any waiver of any provision of this code of business conduct for executive officers of the company.

Code of Business Conduct and Ethics for Board of Directors. Our board of directors has also adopted a code of business conduct and ethics for our board of directors. Failure to comply with this code of business conduct and ethics is a serious offense and will result in appropriate disciplinary action. We will disclose, to the extent and in the manner required by any applicable law or NYSE corporate governance standard, any waiver of any provision of this code of business conduct and ethics.

Code of Ethical Conduct for Chief Executive Officer and Senior Financial Officers. Our board of directors has also adopted a code of ethical conduct for our principal executive officer (our chief executive officer), our principal financial officer (our chief financial officer), our principal accounting officer (our chief accounting officer) and other senior executive and senior financial officers specifically designated by our chief executive officer (who we refer to as our “CEO”). These officers are expected to adhere at all times to this code of ethical conduct. Failure to comply with this code of ethical conduct for our CEO and senior financial officers is a serious offense and will result in appropriate disciplinary action. Each of our board of directors and our nominating and corporate governance committee has the authority to independently approve, in its sole discretion, any such disciplinary action as well as any amendment to and any waiver or material departure from a provision of this code of ethical conduct. We will disclose on our Internet website at www.rocktenn.com, to the extent and in the manner permitted by Item 5.05 of Form 8-K under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), the nature of any amendment to this code of ethical conduct (other than technical, administrative, or other non-substantive amendments), our approval of any material departure from a provision of this code of ethical conduct, and our failure to take action within a reasonable period of time regarding any material departure from a provision of this code of ethical conduct that has been made known to any of our executive officers.

Copies. We have posted copies of each of these codes of business conduct and ethics on our Internet website at www.rocktenn.com.

Director Nominations

As provided in its charter, our nominating and corporate governance committee is responsible for evaluating and recommending candidates for the board of directors, including incumbent directors whose terms are expiring and potential new directors. The committee utilizes a variety of methods for identifying and evaluating nominees for director. The committee periodically assesses the appropriate size of the board and whether any vacancies on the board are expected due to retirement or otherwise. If no vacancies are anticipated, the committee considers the current qualifications of incumbent directors whose terms are expiring. If vacancies arise or the committee anticipates vacancies, the committee considers various potential candidates for director. Candidates may come to the attention of the committee through current board members, professional search firms the committee may seek to engage or other persons. Our board of directors does not currently expect any board vacancies to arise in the near future. All of the nominees that the board has recommended for election by the shareholders, as described above under the heading “Election of Directors — Recommendation of the Board of Directors,” are incumbent directors.

The nominating and corporate governance committee will also consider and evaluate candidates properly submitted for nomination by shareholders in accordance with the procedures set forth in our bylaws, which are described below under the heading “Additional Information — Shareholder Nominations for Election of Directors.” Following verification of the shareholder status of persons proposing candidates, the committee will aggregate and consider qualifying nominations. If a shareholder provides materials in connection with the nomination of a director candidate, our corporate secretary will forward the materials to the nominating and corporate governance committee. Based on its evaluation of any director candidates nominated by shareholders, the nominating and corporate governance committee will determine whether to include the candidate in its recommended slate of director nominees.

When the nominating and corporate governance committee reviews a potential new candidate, consistent with our corporate governance guidelines, the committee will apply the criteria it considers appropriate. The committee generally considers the candidate’s qualifications in light of the needs of the board and our company at that time given the current mix of director attributes. Our corporate governance guidelines contain specific criteria for board and board committee membership. In accordance with our corporate governance guidelines, the board of directors will strive to select as candidates for board membership a mix of individuals who represent diverse experience at policy-making levels in business, government, education and technology, and in areas that are relevant to our company’s activities as well as other characteristics that will contribute to the overall ability of the board to perform its duties and meet changing conditions. Our corporate governance guidelines also provide that each director must meet the following criteria:

•

Be free of conflicts of interest and other legal and ethical issues that would interfere with the proper performance of the responsibilities of a director (recognizing that some directors may also be executive officers of our company).

•	Be committed to discharging the duties of a director in accordance with the corporate governance guidelines and applicable law.

•	Be willing and able to devote sufficient time and energy to carrying out his or her duties effectively and be committed to serve on the board for an extended period of time.

•	Have sufficient experience to enable the director to meaningfully participate in deliberations of the board and one or more of its committees and to otherwise fulfill his or her duties.

Our bylaws also provide that a director must retire when he or she reaches the age of 72, although he or she may continue to serve until the next annual or special meeting of shareholders at which directors are to be elected after he or she reaches that age. The corporate governance guidelines also provide that any director who has a significant change in his or her full-time job responsibilities must give prompt written notice to the board of directors, specifying the details, and must submit to the board of directors a letter of resignation from the board of directors and from each committee of the board of directors on which the director serves. Submission of a letter of resignation provides the board of directors the opportunity to review the continued appropriateness of the director’s membership on the board of directors and committees of the board of directors under the circumstances. The board of directors may reject or accept the letter of resignation due to change in job responsibilities as it deems to be appropriate.

The nominating and corporate governance committee also considers each candidate’s independence, as defined in the corporate governance guidelines and in the corporate governance standards of the NYSE, as described above under the heading “Election of Directors — Corporate Governance — Director Independence.” The committee expects a high level of commitment from our directors and considers a candidate’s service on other boards and board committees to ensure that the candidate has sufficient time to effectively serve our company.

Meetings of the Board of Directors

Our board of directors held five meetings during fiscal 2012. Each of our current directors attended at least 75% of the board meetings and at least 75% of the meetings of the committees on which that director served in fiscal 2012.

Leadership Structure

Mr. Rubright has served as our chief executive officer since 1999 and our chairman of the board since 2000. The roles of chairman of the board and chief executive are currently combined because the board believes that this combined role, working in a structure in which we also have a presiding independent director, provides a strong governance structure for our company while promoting a clear focus for management to execute our strategy and business plans. Our board believes this structure allows our board to better benefit from Mr. Rubright’s familiarity with our industry, business strategies and day to day operations.

Meetings of Non-Management Directors. Our non-management directors generally meet separately from the other directors in executive session before or after board meetings and board committee meetings. Pursuant to our corporate governance guidelines, our non-management directors will continue to meet in regularly scheduled executive sessions after board meetings, presided over by our presiding independent director, and at such other times as may be scheduled by our chairman of the board or by our presiding independent director. All of the directors who are independent select the presiding independent director.

Presiding Independent Director. Mr. Spiegel is currently serving as the presiding independent director in accordance with our corporate governance guidelines, a role in which he has served since January 2010.

Committees of the Board of Directors

The board of directors has an executive committee, an audit committee, a compensation committee, a finance committee and a nominating and corporate governance committee.

Executive Committee. Ms. Whyte and Messrs. Felker, Gellerstedt, Rubright and Spiegel are members of the executive committee. Mr. Spiegel is chairman of the committee.

The executive committee is authorized to exercise the authority of the full board in managing the business and affairs of our company. However, the executive committee does not have the power to do any of the following: (1) approve or propose to shareholders action that Georgia law requires to be approved by shareholders; (2) fill vacancies on the board or any of its committees; (3) amend our charter; (4) adopt, amend or repeal our bylaws; or (5) approve a plan of merger not requiring shareholder approval.

The executive committee held one meeting during fiscal 2012.

Audit Committee. Ms. Whyte and Messrs. Brown, Chapman, Crews, Russell Currey and Spiegel are members of the audit committee. Ms. Whyte is chairman of the committee.

The board of directors has determined that Mr. Spiegel is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K under the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), and the Exchange Act. As an audit committee financial expert, Mr. Spiegel has the “accounting or related financial management expertise” that the NYSE listing standards require at least one member of an audit committee to have. The board of directors has also determined that all audit committee members are financially literate, as that qualification is interpreted by the board in its business judgment, in compliance with the NYSE listing standards requirements for audit committee members. The board of directors has also determined that all members of the committee are independent in accordance with the heightened independence standards established by the Exchange Act and adopted by the NYSE for audit committee members. See “Election of Directors — Corporate Governance — Director Independence” above.

The audit committee is responsible for the oversight of: (1) the integrity of our financial statements; (2) our system of internal control over financial reporting; (3) the performance of our internal audit function; (4) the independence, qualifications and performance of our independent auditor; and (5) our system of compliance with legal and regulatory requirements. Among other things, the audit committee, under its charter, directly appoints, compensates, retains and oversees the work of our independent auditor, which reports directly to the committee. The other principal duties and responsibilities of the audit committee are set forth in its charter, which was adopted by the board of directors and is available on our website at www.rocktenn.com. The audit committee may exercise additional authority prescribed from time to time by the board of directors.

The audit committee held eight meetings during fiscal 2012, including meetings to review and discuss with the independent auditor and management our quarterly earnings releases as well as the financial statements and the disclosure under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our quarterly reports on Form 10-Q and in our annual report on Form 10-K.

Compensation Committee. Ms. Whyte and Messrs. Bernlohr, Felker, Gellerstedt and Spiegel are members of the compensation committee. The board of directors has determined that all members of the committee are independent. See “Election of Directors — Corporate Governance — Director Independence” above. Mr. Gellerstedt is chairman of the committee.

The purpose of the compensation committee is to assist the board of directors in fulfilling its responsibilities with respect to compensation of our executives and non-employee directors. The compensation committee is responsible for the following: (1) establishing salaries, bonuses and other compensation for our CEO and our other senior executives; and (2) administering our equity incentive plans, our employee stock purchase plan, our SERP (as defined below under “Executive Compensation Tables — Retirement Plans — SERP”), our Supplemental Plan (as defined below under “Executive Compensation Tables — Nonqualified Deferred Compensation — Supplemental Retirement Savings Plan”) and our Executive Bonus Program.

The committee’s principal duties and responsibilities are to do the following:

•	except to the extent that the committee elects to seek the approval of the board of directors,

•	review and approve corporate goals and objectives relating to compensation of our CEO;

•	evaluate the CEO’s performance in light of any of these goals and objectives; and

•	determine and approve the CEO’s compensation level based on any such evaluation;

•	except to the extent that the committee delegates the responsibility to the CEO or elects to seek the approval of the board of directors,

•	review and approve goals, objectives and recommendations relating to the compensation of senior executives (other than the CEO) and other executives submitted to the committee by the CEO; and

•	approve the compensation for senior executives (other than the CEO);

•	adopt, amend and administer our equity plans, cash-based long-term incentive compensation plans and non-qualified deferred compensation plans, except as otherwise provided in those plans;

•	make recommendations to the board of directors with respect to compensation of our non-employee directors;

•	set the overall compensation strategy and compensation policies for executives and our non-employee directors; and

•	prepare the report from the committee required by the rules of the SEC to be included in our annual proxy statement.

The other principal duties and responsibilities of the compensation committee are set forth in its charter, which was adopted by the board of directors and is available on our website at www.rocktenn.com.

We describe the processes and procedures we use to consider and determine executive compensation, including the scope of authority of the compensation committee, the role of our CEO in determining or recommending executive compensation and the role of our compensation consultant, in this proxy statement in the section below titled “Executive Compensation — Compensation Discussion and Analysis.”

The compensation committee held three meetings during fiscal 2012.

Compensation Committee Interlocks and Insider Participation. Ms. Whyte and Messrs. Bernlohr, Felker, Gellerstedt and Spiegel comprised the entire compensation committee during fiscal 2012. None of the compensation committee members is or has been an officer or employee of our company or had any relationship that is required to be disclosed as a transaction with a related party.

Finance Committee. Messrs. Brown, Chapman, Crews and Russell Currey are members of the finance committee. Mr. Chapman is chairman of the committee.

The purpose of the finance committee is to assist the board of directors in fulfilling its responsibilities with respect to oversight of our financial management and resources. The committee’s principal duties and responsibilities are to do the following:

•	review our proposed capital budget, including expected financing approaches, and make recommendations to the board of directors on whether to approve the proposed capital budget;

•	review management’s assessment of our capital structure, including dividend policies and stock repurchase programs, debt capacity and liquidity;

•	review procedures established by management to monitor debt-related covenant compliance and discuss with management any effect of covenants on our capital structure;

•	review financing and liquidity initiatives to be proposed by management for action by the board of directors; and

•

review, solely for purposes of determining the impact of our defined benefit plans on our finances and financial statements, the investment objectives, investment performance and funding requirements of the plans, and such other information relating to the plans as the finance committee deems appropriate for these purposes.

The other principal duties and responsibilities of the finance committee are set forth in its charter, which was adopted by the board of directors and is available on our website at www.rocktenn.com. The finance committee held four meetings during fiscal 2012.

Nominating and Corporate Governance Committee. Messrs. Chapman, Robert Currey, Felker and Hake are members of the nominating and corporate governance committee. Mr. Felker is chairman of the committee. The board of directors has determined that all members of the committee are independent. See “Election of Directors — Corporate Governance — Director Independence” above.

The purpose of the nominating and corporate governance committee is to assist the board of directors in fulfilling its corporate governance responsibilities including, without limitation, with respect to identifying and recommending qualified candidates for our board of directors and its committees; overseeing the evaluation of the effectiveness of the board of directors and its committees; and developing and recommending corporate governance guidelines. The committee’s principal duties and responsibilities are to do the following:

•	develop and recommend corporate governance guidelines and any changes to the corporate governance guidelines;

•	review and make recommendations regarding corporate governance proposals by shareholders;

•	lead the search for potential director candidates;

•	evaluate and recommend candidates for our board of directors, including incumbent directors whose terms are expiring and potential new directors;

•	assist in the process of attracting qualified director nominees;

•	evaluate and recommend changes to the size, composition and structure of the board of directors and its committees;

•	evaluate and recommend changes to the membership criteria for the board of directors and its committees;

•

develop and recommend to the board of directors and, when approved by the board of directors, oversee an annual self-evaluation process for the board of directors and its committees in accordance with the corporate governance guidelines and recommend to the board of directors any changes to the process that the committee considers appropriate;

•

recommend to the board of directors from time to time the establishment of any new committees of the board of directors as the nominating and corporate governance committee considers necessary or desirable;

•

evaluate recommendations to adopt or amend codes of business conduct and ethics and to recommend to the board of directors those codes that the nominating and corporate governance committee considers necessary to comply with applicable law or otherwise appropriate;

•

evaluate periodically all codes of business conduct and ethics adopted by the board of directors and recommend any changes that the nominating and corporate governance committee considers necessary to comply with applicable law or otherwise appropriate; and

•	recommend orientation and education procedures for directors as the committee considers appropriate.

The other principal duties and responsibilities of the nominating and corporate governance committee are set forth in its charter, which was adopted by the board of directors and is available on our website at www.rocktenn.com. The nominating and corporate governance committee will also consider and evaluate candidates properly submitted for nomination by shareholders in accordance with the procedures set forth in our bylaws, which are described below under the heading “Additional Information — Shareholder Nominations for Election of Directors.” See also “Election of Directors — Director Nominations” above.

The nominating and corporate governance committee held two meetings during fiscal 2012.

Copies of Committee Charters. We have posted on our Internet website at www.rocktenn.com copies of the charters of each of the audit committee, the compensation committee, the finance committee and the nominating and corporate governance committee.

Board of Directors’ Role in Risk Management

Our board of directors has responsibility for the oversight of risk management at our company and implements its oversight function both as a whole and through delegation to its committees. The board recognizes that it is neither possible nor desirable to eliminate all risk. Rather, the board of directors views appropriate risk taking as essential to the long-term success of our company and seeks to understand and oversee critical business risks in the context of our business strategy, the magnitude of the particular risks and the proper allocation of our company’s resources. The board of directors and its committees receive regular reports from members of senior management on areas of material risk to the company, including operational, financial, strategic, competitive, reputational, legal and regulatory risks, and how those risks are managed.

Various aspects of the board of directors’ risk oversight are delegated to its committees, which meet regularly and report back to the full board. The following committees play significant roles in carrying out the risk oversight function:

•

Our audit committee oversees risks related to our company’s financial statements, the financial reporting and disclosure processes, the financial and other internal controls, accounting and legal matters. The audit committee also oversees the internal audit function. Our independent outside auditors and the director of our internal audit department regularly identify and discuss with the audit committee risks and related mitigation measures that may arise during their regular reviews of our company’s financial statements and audit work. The audit committee meets separately on a regular basis with representatives of our independent auditing firm, the director of our internal audit department and our general counsel.

•

Our compensation committee evaluates the risks and rewards associated with our company’s compensation philosophy and programs. The compensation committee reviews and approves compensation programs with features designed to reward long-term achievement and discourage excessive short-term risk taking. An independent executive compensation consulting firm hired by the compensation committee advises the committee with respect to our executive compensation practices and programs, including the risks associated with each of them. We believe that our compensation policies and principles in conjunction with our internal oversight of those policies and principles reduce the possibility of imprudent risk taking.

•

Our nominating and corporate governance committee monitors our corporate governance practices against applicable requirements, including those of the NYSE, and against evolving developments and is responsible for our codes of conduct and ethics, including the code of business conduct applicable to our employees. The nominating and corporate governance committee also considers issues associated with the independence of our board members.

•

Our finance committee reviews management’s annual capital expenditure plans and management’s assessment of the Company’s capital structure, including dividend policies and stock repurchase programs, debt capacity, liquidity and refinancing risk. The finance committee reviews financing and liquidity initiatives to be proposed by management for Board action. In addition, the committee reviews steps taken by management to ensure compliance with the Company’s financial management policies.

Our general counsel informs each committee and the board of directors of relevant legal and compliance issues, and each committee also has access to our company’s outside counsel when they deem it advisable. Each committee also understands that it has the authority to engage such independent counsel as the committee deems necessary to carry out its duties and responsibilities.

Annually, our CEO and chief financial officer and, as deemed appropriate by management or our board members, other senior executives make a presentation to our board of directors about risks associated with our business and how our company manages and mitigates those risks. Because overseeing risk is an ongoing process, the board of directors also discusses risk throughout the year at other meetings in relation to proposed actions or discussions with respect to various aspects of our operations.

We believe that the board of directors’ approach to risk oversight provides a framework for the board in conjunction with management of our company to assess the various risks, make informed decisions and approach existing and emerging risks in a proactive manner for our company.

Compensation of Directors

The following table provides information concerning the compensation of our directors who are not named executive officers for fiscal 2012. Effective as of January 1, 2012, we revised our compensation structure for our directors who are not employees of our company. We now pay these directors annual retainer fees of $105,000, paid in equal quarterly installments. The presiding independent director receives an additional annual fee of $20,000, the chair of the audit committee receives an additional annual fee of $15,000, and each chair of the other committees of our board of directors receives an additional annual fee of $10,000. In addition, each non-employee director received, on January 27, 2012, pursuant to the 2004 Incentive Stock Plan, a grant of 1,725 shares of our Common Stock that will vest on January 27, 2013. For the first quarter of fiscal 2012, we paid our directors under our former compensation system that was in effect during calendar year 2011. During calendar year 2011, directors who were not employees of our company received cash compensation of $32,500 for a full year of service, paid in equal quarterly installments, plus $2,000 for each board and committee meeting attended in person and $1,000 for each meeting attended via conference call. Each director who chaired a committee and was not an employee of our company received an additional $5,000, except for the chairman of our audit committee who received an additional $10,000. These factors account for differences among the compensation of the directors in the table below.

In accordance with SEC regulations, grants of restricted stock are valued at the grant date fair value computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification 718, “Compensation — Stock Compensation” (which we refer to as “ASC 718”). The fair value per share of grants of restricted stock awarded in fiscal 2012 is equal to the closing sale price of our Common Stock on the

NYSE on the date of grant (i.e., $61.21 on January 27, 2012). We recognize such expense ratably over the vesting period but without reduction for assumed forfeitures (as we do for financial reporting purposes).

Director Compensation Table for Fiscal 2012

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Timothy J. Bernlohr	$91,875	$105,587	$0	$0	$0	$1,035	$198,497
J. Powell Brown	$93,875	$105,587	$0	$0	$0	$1,435	$200,897
Robert M. Chapman	$106,125	$105,587	$0	$0	$0	$1,435	$213,147
Terrell K. Crews	$93,875	$105,587	$0	$0	$0	$1,035	$200,497
Robert B. Currey	$91,875	$105,587	$0	$0	$0	$1,435	$198,897
Russell M. Currey	$93,875	$105,587	$0	$0	$0	$1,435	$200,897
G. Stephen Felker	$103,875	$105,587	$0	$0	$0	$1,435	$210,897
L.L. Gellerstedt III	$100,875	$105,587	$0	$0	$0	$1,435	$207,897
Ralph F. Hake	$90,875	$105,587	$0	$0	$0	$1,035	$197,497
John W. Spiegel	$124,875	$105,587	$0	$0	$0	$1,435	$231,897
Bettina M. Whyte	$109,875	$105,587	$0	$0	$0	$1,435	$216,897

(1)	Non-employee directors received stock awards on January 27, 2012. Amounts for 2012 stock awards are based on the closing sale price of our Common Stock on the NYSE of $61.21 on January 27, 2012. We report in this column the aggregate fair value of grants made in fiscal 2012 in accordance with ASC 718. Please refer to Note 15 to our financial statements in our annual report on Form 10-K for the fiscal year ended September 30, 2012 for a discussion of the assumptions related to the calculation of such value.

(2)	As of September 30, 2012, the aggregate number of unvested restricted stock awards held by each director other than Mr. Rubright was as follows: Mr. Bernlohr, 1,725 shares; Mr. Brown, 1,725 shares; Mr. Chapman, 1,725 shares, Mr. Crews, 1,725 shares; Mr. Robert Currey, 1,725 shares; Mr. Russell Currey, 1,725 shares; Mr. Felker, 1,725 shares; Mr. Gellerstedt, 1,725 shares; Mr. Hake, 1,725 shares; Mr. Spiegel, 1,725 shares; and Ms. Whyte, 1,725 shares.

(3)	As of September 30, 2012, the aggregate number of unexercised stock options (vested and unvested) held by each director other than Mr. Rubright was as follows: Mr. Bernlohr, none; Mr. Brown, none, Mr. Chapman, none; Mr. Crews, none; Mr. Robert Currey, 10,000; Mr. Russell Currey, none; Mr. Felker, 10,000; Mr. Gellerstedt, 10,000; Mr. Hake, none; Mr. Spiegel, none; and Ms. Whyte, none.

(4)	No non-employee director received perquisites or personal benefits in excess of $10,000. Pursuant to SEC regulations, we report our perquisites only when our aggregate incremental cost of providing them to any individual exceeds $10,000. This column includes dividends on unvested restricted stock paid to each non-employee director during fiscal 2012.

COMMON STOCK OWNERSHIP BY MANAGEMENT

AND PRINCIPAL SHAREHOLDERS

The table below shows, as of November 30, 2012, how many shares of our Common Stock each of the following beneficially owned: named executive officers (as defined below under “Executive Compensation — Compensation Discussion and Analysis — Introduction”), our directors, owners of 5% or more of our Common Stock and our directors and our executive officers as a group. Under the rules of the SEC, a person “beneficially owns” securities if that person has or shares the power to vote or dispose of the securities. The person also “beneficially owns” securities that the person has the right to purchase within 60 days. Under these rules, more than one person may be deemed to beneficially own the same securities, and a person may be deemed to beneficially own securities in which he or she has no financial interest. Except as shown in the footnotes to the table, the shareholders named below have the sole power to vote or dispose of the shares shown as beneficially owned by them.

	Beneficial Ownership of Common Stock
Directors and Named Executive Officers	Number of Shares	Percent of Class(1)
James A. Rubright(2)	578,586	*

Michael E. Kiepura(3)	151,372	*

James B. Porter III(4)	77,553	*

Steven C. Voorhees(5)	262,206	*

Robert B. McIntosh(6)	143,236	*

Timothy J. Bernlohr(7)	5,001	*

J. Powell Brown(8)	10,725	*

Robert M. Chapman(9)	10,725	*

Terrell K. Crews(10)	5,001	*

Robert B. Currey(11)	108,649	*

Russell M. Currey(12)	546,131	*

G. Stephen Felker(13)	37,442	*

Lawrence L. Gellerstedt III(14)	26,846	*

Ralph F. Hake(15)	6,064	*

John W. Spiegel(16)	44,104	*

Bettina M. Whyte(17)	15,725	*

All directors and executive officers as a group (17 persons)(18)	2,072,230	2.91%

Shareholders
Fidelity Management & Research Company(19)	7,207,348	10.1%
BlackRock Institutional Trust Company, N.A.(19)	3,615,271	5.1%

*	Less than 1%.

(1)	Based on an aggregate of shares of Common Stock issued and outstanding as of November 30, 2012 plus, for each individual, the number of shares of Common Stock issuable upon exercise of outstanding stock options that are or will become exercisable on or prior to January 29, 2013.

(2)	Share balance includes:

•	198,500 shares issuable upon exercise of stock options beneficially owned by Mr. Rubright;

•	47,600 shares issuable upon exercise of stock options beneficially owned by Mr. Rubright that will vest on January 1, 2013; and

•	34,000 shares issuable upon exercise of stock options beneficially owned by Mr. Rubright that will vest on January 29, 2013.

(3)	Share balance includes:

•	55,841 shares issuable upon exercise of stock options beneficially owned by Mr. Kiepura; and

•	11,500 shares issuable upon exercise of stock options beneficially owned by Mr. Kiepura that will vest on January 29, 2013.

(4)	Share balance includes:

•	35,608 shares issuable upon exercise of stock options beneficially owned by Mr. Porter; and

•	11,500 shares issuable upon exercise of stock options beneficially owned by Mr. Porter that will vest on January 29, 2013.

(5)	Share balance includes:

•	58,700 shares issuable upon exercise of stock options beneficially owned by Mr. Voorhees; and

•	9,500 shares issuable upon exercise of stock options beneficially owned by Mr. Voorhees that will vest on January 29, 2013.

(6)	Share balance includes:

•	48,300 shares issuable upon exercise of stock options beneficially owned by Mr. McIntosh; and

•	4,300 shares issuable upon exercise of stock options beneficially owned by Mr. McIntosh that will vest on January 29, 2013.

(7)	Share balance includes:

•	1,725 shares of restricted stock beneficially owned by Mr. Bernlohr that will vest on January 27, 2013.

(8)	Share balance includes:

•	9,000 shares held in a joint ownership investment account with Mr. Brown’s spouse; and

•	1,725 shares of restricted stock beneficially owned by Mr. Brown that will vest on January 27, 2013.

(9)	Share balance includes:

•	1,725 shares of restricted stock beneficially owned by Mr. Chapman that will vest on January 27, 2013.

(10)	Share balance includes:

•	1,725 shares of restricted stock beneficially owned by Mr. Crews that will vest on January 27, 2013.

(11)	Share balance includes:

•	10,000 shares issuable upon exercise of stock options beneficially owned by Mr. Robert Currey;

•	81,101 shares held in joint tenancy with Mr. Robert Currey’s spouse; and

•	1,725 shares of restricted stock beneficially owned by Mr. Robert Currey that will vest upon his retirement on January 25, 2013.

(12)	Share balance includes:

•	62,808 shares deemed beneficially owned by Mr. Russell Currey as trustee of a trust for the benefit of his mother;

•	359,928 shares owned by Mr. Bradley Currey for which Mr. Russell Currey is the proxy agent; and

•	1,725 shares of restricted stock beneficially owned by Mr. Russell Currey that will vest on January 27, 2013.

(13)	Share balance includes:

•	1,725 shares of restricted stock beneficially owned by Mr. Felker that will vest on January 27, 2013.

(14)	Share balance includes:

•	73 shares held by Mr. Gellerstedt’s daughter; and

•	1,725 shares of restricted stock beneficially owned by Mr. Gellerstedt that will vest on January 27, 2013.

(15)	Share balance includes:

•	1,725 shares of restricted stock beneficially owned by Mr. Hake that will vest upon his retirement on January 25, 2013.

(16)	Share balance includes:

•	42,379 shares deemed beneficially owned by Mr. Spiegel as trustee of a revocable trust for which he is the trustee, grantor and beneficiary; and

•	1,725 shares of restricted stock beneficially owned by Mr. Spiegel that will vest on January 27, 2013.

(17)	Share balance includes:

•	1,725 shares of restricted stock beneficially owned by Ms. Whyte that will vest on January 27, 2013.]

(18)	Share balance includes:

•	544,791 shares issuable upon exercise of stock options beneficially owned by our directors and executive officers.

(19)	This information is based upon a Stock Activity Report for our company prepared by Thomson Reuters for the week of 11/25/12 - 11/30/12. Fidelity’s address is 82 Devonshire Street, Boston MA 02109. BlackStone’s address is 400 Howard Street, San Francisco CA 94105 41

EXECUTIVE OFFICERS

Identification of Executive Officers

The executive officers of our company are as follows as of December 14, 2012:

Name	Age	Position Held

James A. Rubright	65	Chairman of the Board and Chief Executive Officer

Michael E. Kiepura	56	President - Consumer Packaging and Recycling

James B. Porter III	61	President - Corrugated Packaging

Steven C. Voorhees	58	Executive Vice President, Chief Financial Officer and Chief Administrative Officer

Robert B. McIntosh	55	Executive Vice President, General Counsel and Secretary

A. Stephen Meadows	62	Chief Accounting Officer

James A. Rubright has served as our CEO since October 1999 and chairman of the board since January 2000. Mr. Rubright is also a director of AGL Resources Inc., an energy company, and Forestar Group Inc., a company engaged in real estate and mineral and fiber resources businesses.

Michael E. Kiepura has served as President - Consumer Packaging and Recycling since July 2012. He served as President – Consumer Packaging from May 2011 to July 2012 and served as executive vice president of our consumer packaging business from July 2008 until May 2011. From June 2005 to July 2008 Mr. Kiepura was the executive vice president of our folding carton division. From August 2001 to June 2005, Mr. Kiepura was the senior vice president of sales in the folding carton division. From November 1999 to July 2001, Mr. Kiepura was senior vice president, eastern region, folding carton division.

James B. Porter III has served as President - Corrugated Packaging since July 2012. He served as President - Corrugated Packaging and Recycling from May 2011 to July 2012 and served as executive vice president of our corrugated packaging business from July 2008 until May 2011. Mr. Porter joined our company in connection with our acquisition of Southern Container Corp. in March 2008. Prior to his appointment as executive vice president, Mr. Porter served as the president and chief operating officer of Southern Container from 2004 and served as the president of Solvay Paperboard, a subsidiary of Southern Container, from 1997 through 2004.

Steven C. Voorhees has served as our executive vice president and chief financial officer since September 2000. Mr. Voorhees has also served as our chief administrative officer since July 2008.

Robert B. McIntosh has served as our executive vice president, general counsel and secretary since January 2009. Mr. McIntosh served as our senior vice president, general counsel and secretary since August 2000.

A. Stephen Meadows has served as our chief accounting officer since July 2006.

All of our executive officers are elected annually by and serve at the discretion of either the board of directors or the chairman of the board.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this section, we discuss our compensation program as it pertains to our chief executive officer, our chief financial officer and our three other most highly-compensated executive officers who were serving at the end of fiscal 2012. We refer to these five persons throughout as the “named executive officers” or our “NEOs.” Our discussion focuses on compensation and practices relating to our most recently completed fiscal year.

Executive Summary

Our executive compensation program is based on a pay-for-performance model and uses long-term and short-term incentives to help drive performance and align the interests of our named executive officers with the interests of our shareholders. Our long-term incentives are equity based and include a combination of performance-based restricted stock and stock options, and our short-term incentives focus on the performance goals that we believe drive shareholder value and for which our executives are responsible. Together, these incentives focus our executives on making decisions that will benefit our shareholders and our stock price over the long term. As noted in the discussion below, more than half of our NEOs’ compensation is equity based and more than 75% of our NEOs’ compensation is variable or at-risk, thereby closely aligning their compensation with the interests of our shareholders.

Our NEOs’ base salaries provide a basic level of compensation and enable us to recruit and retain executives. In fiscal 2012, our NEOs’ base salaries ranged from 97% to 112% of the market median based on our current peer group and survey data. Our NEOs also receive annual incentives that reward performance based on various combinations of the following factors, as applicable to the individual NEO: our company’s operating income, the operating income of our company’s various businesses, our customer satisfaction surveys, our safety record, the reduction and management of the costs of our home office, the effectiveness of our legal department and individual performance evaluations. In accordance with our philosophy of paying for performance, a NEO’s performance-based compensation rises and falls with the performance of our company as a whole as well as by the performance of operations that report to an individual NEO.

In fiscal 2012, our executive compensation program performed as designed. During the year, our company’s financial performance as a whole achieved a level above the minimum threshold but below the target goal set by our compensation committee for our NEOs’ annual bonus opportunities. This resulted in awards of lower percentages of bonuses for all of our named executive officers as the performance of our company is an element of each of their performance bonus goals. Our corrugated packaging segment did not achieve the minimum threshold financial performance goal for that segment. Therefore, the NEO with responsibility for our corrugated packaging segment realized a much lower bonus than he had the opportunity to earn. Our consumer packaging segment exceeded the maximum financial goal for that segment, and the NEO with responsibility for that segment consequently earned a bonus that rewarded this outstanding performance.

Our performance-based restricted stock that vested in fiscal 2012 was contingent on our company achieving specified levels of free cash flow generation as a percentage of beginning market equity capitalization over specified multi-year periods. Our company achieved a return on beginning market equity, as defined in the grants, of 38.7% for the two-year measurement period ending December 31, 2010, which exceeded the level at which the awards made in March 2009 would vest at the maximum level. In addition, our common stock appreciated by 159% over the three-year vesting period of the 2009 grants. This increased the value of the equity incentive portion of our NEOs’ compensation, which is reflected in the materials below. Thus we believe that our short-term and long-term incentives achieved their objectives of motivating and rewarding performance and aligning the interests of our NEOs with those of our shareholders.

Executive Compensation Philosophy

Our executive compensation philosophy is based on the belief that the compensation of our employees, including our named executive officers, should be set at levels that allow us to attract and retain employees who are committed to achieving high performance and who demonstrate the ability to do so. We seek to provide an executive compensation package that is driven by our overall financial performance, increased shareholder value, the success of areas of our business directly impacted by the executive’s performance, and the performance of the individual executive. We view our compensation program as a strategic tool that supports the successful execution of our business strategy. The core principles of this strategy include the following:

•	making compensation decisions that are based on a pay-for-performance model, thereby linking a substantial portion of total direct compensation to variable at-risk pay;

•	long-term incentives (which we refer to as “LTI”) should be used in addition to short-term incentives (which we refer to as “STI”) to encourage a focus on long-term strategy and execution;

•	equity compensation should be used in addition to cash compensation to align the interests of our executives with the interests of our shareholders;

•

compensation should reflect an employee’s level of responsibility and contribution, and the greater the responsibility, the greater the share of an employee’s compensation that should be at-risk with respect to performance; and

•	overall compensation must be competitive relative to other comparable organizations in order to attract superior executives.

The following table shows the use of these principles in the weighting of the target total direct compensation elements in effect during fiscal 2012:

Mr. Rubright (Chairman and CEO)		NEOs (Other than CEO)
Base Salary	14%	Base Salary	23%
Target Bonus	22%	Target Bonus	21%
Target LTI	64%	Target LTI	56%
Target Variable	86%	Target Variable	77%
LTI vs. STI	75%/25%	LTI vs. STI	72%/28%
Equity vs. Cash	64%/36%	Equity vs. Cash	56%/44%

Objectives of Our Executive Compensation Program

The objectives of our executive compensation program are to create a clear path between realized compensation and the successful execution of our business strategy; attract and retain high quality executives capable of and committed to achieving superior performance; enhance each individual executive’s performance; align incentives with the areas of our business most directly impacted by the executive’s leadership and performance; improve the overall performance of our company; increase shareholder value by creating a mutuality of interest between the executive officers and shareholders through equity compensation structures that promote the sharing of the risks and rewards of strategic decision-making; and enhance the financial effectiveness of the program by taking into consideration the accounting treatment, deductibility and taxation of compensation decisions.

Administration of Our Executive Compensation Program

Our executive compensation program is administered by the compensation committee of our board of directors. As reflected in its charter, the compensation committee approves executive compensation corporate and individual goals and objectives, determines the compensation of our CEO and approves the compensation of our other senior executives and evaluates our CEO’s performance relative to established goals and objectives.

Over the course of each year, the compensation committee reviews the relationship between our executive compensation program and the achievement of business objectives, as well as the competitiveness of the program.

The compensation committee retains a compensation consulting firm to provide objective analysis, advice and information to the compensation committee, including competitive market data and compensation recommendations related to our CEO and our other senior executives. Hay Group served as the independent executive compensation consultant to the compensation committee during fiscal 2012. The compensation consultant reports to the chairman of the compensation committee and has direct access to the other members of the compensation committee. The compensation consultant attends committee meetings and also meets with the compensation committee in person in executive sessions without management present. The decisions made by the compensation committee are the responsibility of the committee and may reflect factors and considerations other than the information and recommendations provided by the compensation consultant. Hay Group did not provide us with any other services in fiscal 2012.

The compensation committee considers input from our CEO in making determinations regarding our overall executive compensation program and the individual compensation of the senior executives other than our CEO. As part of the annual planning process, our CEO develops targets for our annual bonus program and presents them to the compensation committee for consideration. Based on performance appraisals and information regarding competitive market practices provided by the compensation consultant, our CEO recommends base salary adjustments, annual bonus opportunities, and long-term incentive levels for our senior executives other than our CEO. Each year, our CEO presents to the compensation committee and the non-management directors his evaluation of each senior executive’s contribution and performance over the past year, strengths and development needs and actions, and reviews succession plans for each of our senior executives.

After taking into account advice and recommendations from our CEO and the compensation consultant, the compensation committee determines what changes, if any, should be made to the executive compensation program and sets the level of compensation for each senior executive with respect to each element in the compensation program. In setting these levels, the compensation committee reviews a detailed analysis of each senior executive’s annual total direct compensation (base salary, annual bonus opportunity and long-term incentives), including the competitive market data discussed below and the value of benefits under our retirement plans and reviews compensation tally sheets with respect to our most senior executives that set forth each element of the executives’ compensation and benefits.

Say-on-Pay

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, we began providing our shareholders with the opportunity to cast an advisory vote regarding the compensation of our named executive officers in 2010. At our annual shareholders’ meeting held on January 27, 2012, more than 96% of the votes cast were in favor of our executive compensation program. We considered this to be an extremely favorable result and determined not to make any changes to our compensation policies as a result of these votes. We intend to continue to provide our shareholders the opportunity to cast advisory votes annually.

Consideration of Competitive Market Data Regarding Executive Compensation

In determining the amount of senior executive compensation each year, the compensation committee reviews competitive market data from a combination of a specific peer group of companies within the paper and packaging industry and various published survey data for similarly sized companies or business units in the “non-durable goods manufacturing” sector. In some cases, these surveys include “all manufacturing” or “general industry” data, when non-durable goods manufacturing categories are not available. For fiscal 2012, a peer group was selected based on the recommendation of our consultant, who considered factors like revenue size, nature of business, talent market, organizational complexity, and location. This peer group consisted of the following companies:

Alcoa Inc.	MeadWestvaco Corporation

Ball Corporation	Newell Rubbermaid Inc.

Bemis Company, Inc.	Nucor Corporation

Crown Holdings, Inc.	Sonoco Products Company

The Goodyear Tire & Rubber Company	Temple-Inland Inc.

Graphic Packaging Holding Company	United States Steel Corporation

International Paper Company	Weyerhaeuser Company

Kimberly-Clark Corporation

The compensation committee uses this peer group and survey data regarding base salary, annual performance bonuses and long-term incentives to assist directors in determining appropriate overall compensation levels but does not specifically benchmark to particular compensation levels. The following sets forth the compensation committee’s approach to the various components of executive compensation for our named executive officers relative to the competitive market data for executive talent discussed above:

•

Base salary — Salaries are determined based on the executive’s responsibilities, performance, experience, and the compensation committee’s judgment regarding competitive requirements and internal equity. We do not target a specific market data percentile for base salaries. Our salaries are individually determined and range broadly among our senior executives.

•

Annual performance bonus — Annual performance bonus opportunities are determined based on the executive’s individual responsibilities and experience and are individually set for each executive after reviewing market data. We do not target a specific market data percentile for bonus opportunities. Our bonus opportunities range broadly among our senior executives.

•

Long-term incentives — In setting the aggregate LTI values, the compensation committee compares our most recent one and three year financial performance to the financial performance of the peer group of companies and reviews market levels of LTI for the peer group and other competitive market data to assist it in determining appropriate levels of LTI. Individual LTI awards are based on individual assessments taking into account the executive’s responsibilities, performance, experience and other factors.

While the compensation committee reviews benchmarking information regarding the various components of compensation for each of the NEOs and certain other senior executives, the primary benchmark used to assess executive compensation is target total direct compensation, which is comprised of the target total cash compensation (base salary and target annual bonus opportunity), plus the target amount of the LTI awards. Based on our current peer group and survey data, the target total direct compensation of our CEO in fiscal 2012 was 116% of the market median and the target total direct compensation of our other NEOs for fiscal 2012 ranged from 101% to 116% of the market median, all of which were below the market 75th percentile.

The compensation committee believes that this approach results in appropriate levels of compensation for our senior executives and results in market levels of compensation that are necessary to attract, retain and motivate our senior executives. In making its determinations, the compensation committee does not take into account an individual’s net worth or the aggregate wealth accumulated or realized by the individual from past compensation grants.

Components of Our Executive Compensation Program

We provide a combination of pay elements and benefits to accomplish our executive compensation objectives, including both short-term and long-term compensation. We believe that long-term incentives are critical in aligning our executives’ interests with our shareholders’ interests and creating an effective retention measure.

The four primary components of our executive compensation program include:

•	base salary;

•	annual performance bonus;

•	long-term incentives; and

•	retirement benefits.

A description of these four components and related programs follows.

Base Salary. Base salary is designed to provide competitive levels of compensation to executives based upon their responsibilities, performance and experience, in relation to competitive market data. No specific formula is applied to determine the weight of each of these factors. We pay base salaries because they provide a basic level of compensation and are necessary to recruit and retain executives. In fiscal 2012, our NEO’s base salaries ranged from 97% to 112% of the market median based on our current peer group and survey data.

At lower executive levels, base salaries represent a larger portion of total compensation. At more senior executive levels, a greater portion of overall compensation is progressively replaced with larger variable compensation opportunities. The compensation committee has historically followed a policy of using primarily performance bonus awards rather than base salary to reward outstanding performance.

Base salary levels are also important because we generally tie the amount of annual performance bonus and long-term incentive opportunities and a substantial portion of our retirement benefits to a percentage of each executive’s base salary.

Annual Performance Bonus. Our Executive Bonus Program is designed to motivate senior executives and reward the achievement of specific performance goals that are in line with our business strategy. Annual bonus goals are established for each of the executives who participate in the program, including each of our named executive officers.

The size of the target Executive Bonus Program opportunities are designed to provide competitive levels of compensation to executives based upon their experience, duties and scope of responsibilities. Target awards are based on a percentage of the executive’s year-end base salary.

The amount actually paid to an executive under the Executive Bonus Program is a function of the following variables: the executive’s target bonus opportunity; the goals established by the compensation committee for the executive; for each goal, the attainment of minimum achievement levels (threshold), capped by maximum achievement levels, and the compensation committee’s determination of the extent to which the executive’s goals were met. Awards earned under the Executive Bonus Program are contingent upon continued employment with us through the end of the fiscal year or as otherwise determined by the compensation committee.

The fiscal 2012 bonus goals of each of our named executive officers are set forth below. The bonus goals of Mr. Rubright were based exclusively on consolidated company measures because his position with us has a substantial impact on the achievement of those measures. The fiscal 2012 bonus goals of Messrs. Kiepura and Porter were based primarily on the measures of the respective businesses that they each lead as president. Mr. Porter’s fiscal 2012 bonus goals included measures of our recycling business, which reported to him during the majority of fiscal 2012. Our recycling business now reports to Mr. Kiepura. The fiscal 2012 bonus goals of Mr. Voorhees were based on both consolidated company measures and home office measures, which are more fully described below, because his position with us has a substantial impact on the achievement of each of those measures. The fiscal 2012 bonus goals of Mr. McIntosh were based on consolidated company measures, home office measures and his performance, including the effectiveness of the legal department.

The primary performance goals for each of our NEOs are operating income, customer satisfaction ratings and safety measures, with operating income having the greatest weighting because we believe that maximizing the operating income of each of our businesses and the consolidated company over the long-term will drive shareholder value. Customer satisfaction ratings are an important component of our performance goals because they provide us with an objective measure of how our customers view the quality of our products, the level of our service and the value they receive from conducting business with us. We use CSM Marketing, an independent market research firm, to conduct our annual customer satisfaction surveys, which reports on a scale of 1 to 10 with 10 being the highest rating.

Safety has long been, and continues to be, an important aspect of our culture. We therefore include safety measures as part of the performance goals for all of our NEOs, other than Mr. Voorhees and Mr. McIntosh, neither of whom has responsibility for manufacturing operations. Our safety performance measures include the number of workers’ compensation claims (which we refer to as “TWCC”) and the severity of injuries as measured by the number of workdays lost due to injuries (which we refer to as “LWD”). TWCC is equal to (i) the number of workers’ compensation claims made in our company or a particular business unit, as applicable, during a fiscal year, multiplied by 200,000, divided by (ii) the actual number of hours worked during the fiscal year. LWD is equal to (i) the number of workdays lost due to injuries in our company or by a particular business unit, as applicable, during a fiscal year, multiplied by 200,000, divided by (ii) the actual number of hours worked during the fiscal year. In the case of Messrs. Voorhees and McIntosh, home office cost savings are an important area of our performance measurement because they have responsibility for a substantial portion of our corporate administrative costs. These cost savings goals include maintaining or increasing prior year savings and reducing current year costs.

For fiscal 2012, the compensation committee established the following bonus goals and performance benchmarks for Mr. Rubright under the Executive Bonus Program. He was eligible to earn a cash bonus of up to a maximum of 200% of his year-end base salary to the extent we achieved the following goals at or in excess of the maximum performance benchmark:

		Performance Benchmarks (Dollars in 000s)
Goal	Weight	Threshold	Target	Maximum
Operating Income -

Consolidated Company	75%	$543,200	$737,900	$911,000

Customer Satisfaction -

Consolidated Company	10%	8.3	8.6	8.9

Safety (TWCC) -

Consolidated Company	7.5%	3	2.25	1.75

Safety (LWD) -

Consolidated Company	7.5%	30	20	10

For fiscal 2012, the compensation committee established the following bonus goals and performance benchmarks for Mr. Kiepura under the Executive Bonus Program. He was eligible to earn a cash bonus of up to a maximum of 135% of his year-end base salary to the extent we achieved the following goals at or in excess of the maximum performance benchmark:

		Performance Benchmarks (Dollars in 000s)
Goal	Weight	Threshold	Target	Maximum
Operating Income -

Consolidated Company	20%	$543,200	$737,900	$911,000

Operating Income -

Folding Carton	30%	$77,000	$88,700	$95,000

Operating Income -

Coated Paperboard	30%	$100,000	$127,600	$145,000

Customer Satisfaction -

Folding Carton	5%	8.3	8.7	9.0

Customer Satisfaction -

Coated Paperboard	5%	8.3	8.7	9.0

Safety (TWCC) -

Folding Carton	2.5%	3	2	1.5

Safety (LWD) -

Folding Carton	2.5%	30	20	10

Safety (TWCC) -

Coated Paperboard	2.5%	3.25	2.5	1.75

Safety (LWD) -

Coated Paperboard	2.5%	30	20	10

For fiscal 2012, the compensation committee established the following bonus goals and performance benchmarks for Mr. Porter under the Executive Bonus Program. He was eligible to earn a cash bonus of up to a maximum of 135% of his year-end base salary to the extent we achieved the following goals at or in excess of the maximum performance benchmark:

		Performance Benchmarks (Dollars in 000s)
Goal	Weight	Threshold	Target	Maximum
Operating Income -

Consolidated Company	20%	$543,200	$737,900	$911,000

Operating Income -

Corrugated and Recycling	55%	$396,500	$541,900	$673,600

Customer Satisfaction -

Corrugated and Recycling	10%	8.25	8.5	8.8

Safety (TWCC) -

Corrugated and Recycling	10%	3.25	2.5	1.75

Safety (LWD) -

Corrugated and Recycling	5%	30	20	10

For fiscal 2012, the compensation committee established the following bonus goals and performance benchmarks for Mr. Voorhees under the Executive Bonus Program. He was eligible to earn a cash bonus of up to a maximum of 120% of his year-end base salary to the extent we achieved the following goals at or in excess of the maximum performance benchmark:

		Performance Benchmarks (Dollars in 000s)
Goal	Weight	Threshold	Target	Maximum
Operating Income -

Consolidated Company	50%	$543,200	$737,900	$911,000

Customer Satisfaction -

Consolidated Company	10%	8.3	8.6	8.9

Home Office -

Maintain/Increase FY11 Savings	10%	$45,000	$50,000	$55,000

Home Office -

Reduce and Manage FY12 Costs	30%	$35,000	$50,000	$65,000

For fiscal 2012, the compensation committee established the following bonus goals and performance benchmarks for Mr. McIntosh under the Executive Bonus Program. He was eligible to earn a cash bonus of up to a maximum of 100% of his year-end base salary to the extent we or he achieved the following goals at or in excess of the maximum performance benchmark:

		Performance Benchmarks (Dollars in 000s)
Goal	Weight	Threshold	Target	Maximum
Operating Income -

Consolidated Company	40%	$543,200	$737,900	$911,000

Customer Satisfaction -

Consolidated Company	10%	8.3	8.6	8.9

Home Office -

Maintain/Increase FY11 Savings	10%	$45,000	$50,000	$55,000

Home Office -

Reduce and Manage FY12 Costs	15%	$35,000	$50,000	$65,000

Individual Performance

Evaluation	17.5%	1	2	3

Legal Department Effectiveness

Evaluation	7.5%	1	2	3

The compensation committee sets these performance goals and related performance benchmarks at the beginning of each fiscal year after considering management’s recommendations, confidential business plan and budget for that fiscal year. The compensation committee sets the required performance benchmark to achieve a maximum payout for a particular performance goal at ambitious levels that can only be attained when applicable results are exceptional and which justify the higher award payments. We set goals at a level where we expect an executive to achieve a maximum payout with respect to a particular performance goal one or two years out of ten. Similarly, we set goals at a level where we expect an executive to achieve a threshold payout or less with respect to a particular performance goal one or two years out of ten.

Potential bonus payouts under our Executive Bonus Program depend on the level at which the performance benchmarks are achieved as set forth in the table below, based on a percentage of the executive’s year-end base salary. The failure to achieve at least a threshold performance benchmark with respect to a particular bonus goal will result in no payout with respect to that portion of the bonus. The achievement in excess of the maximum performance benchmark with respect to a particular bonus goal will result in a maximum payout with respect to that bonus goal. The achievement in excess of the threshold performance benchmark with respect to that portion of the bonus, but at a level below the maximum performance benchmark, will result in a payout with respect to the particular bonus goal based on straight-line linear interpolation. The compensation committee is responsible for assessing actual performance relative to performance benchmarks for each goal and, in doing so, determines and certifies the amount of any final bonus payout. For fiscal 2012, the compensation committee determined and certified that the named executive officers achieved overall performance benchmarks resulting in the executive bonus payout as a percentage of their year-end salaries set forth below in the column entitled “Actual 2012 Executive Bonus Payout.”

NEO	Payout Based on Achieving Benchmark at Threshold	Payout Based on Achieving Benchmark at Target	Payout Based on Achieving Benchmark at Maximum	Actual 2012 Executive Bonus Payout
James A. Rubright	125%	150%	200%	144.53%
Michael E. Kiepura	75%	100%	135%	112.43%
James B. Porter III	75%	100%	135%	46.82%
Steven C. Voorhees	70%	90%	120%	96.67%
Robert B. McIntosh	50%	75%	100%	81.89%

During fiscal 2006 through 2012, our CEO received an average bonus payout that is 115.18% of the target level, while during that same period, our named executive officers (other than our CEO) received an average bonus that is 117.4% of the target level. For fiscal 2013, the bonus goals and their relative weighting for each of the named executive officers shown above will be the same as those applicable for fiscal 2012, except that Mr. Kiepura’s bonus goals will now include measures related to our recycling segment now that it reports to him, and Mr. Porter’s bonus goals will no longer include those recycling segment measures. Also, the performance benchmarks required to achieve threshold, target and maximum benchmarks have been changed. The compensation committee may change the performance goals for fiscal 2014 and later years.

Long-Term Incentives. We emphasize long-term variable compensation at the senior executive level over short-term variable compensation because of our desire to reward effective long-term management decision-making and our desire to attract and retain executives who have the potential to positively impact both our short-term and long-term profitability. Long-term incentives are designed to allow us to focus attention on the successful execution of our long-term business strategy and future returns to our shareholders and are presently delivered to the named executive officers through the 2004 Incentive Stock Plan. The compensation committee administers the 2004 Incentive Stock Plan and may award (a) stock options, (b) stock appreciation rights, (c) stock grants, (d) stock unit grants and (e) cash awards. In fiscal 2012, the compensation committee made awards under the 2004 Incentive Stock Plan in February. In recent years, the compensation committee has made awards to our named executive officers that included a combination of restricted stock and stock options.

Restricted Stock and Stock Options. On February 1, 2012, the compensation committee made long-term incentive award grants to our named executive officers. The awards consisted of performance-based restricted stock grants and stock options made pursuant to our 2004 Incentive Stock Plan. We feel the combination of performance-based restricted stock with stock options is a strong at-risk, long-term incentive portfolio that provides strong alignment between our stock price performance, our management team’s long-term execution of our strategic plan, and the long-term incentive amounts actually realized by our executive team.

The restricted stock grants have a service condition and a performance condition. The performance condition is based on our “cash flow to equity ratio” (as defined below). The term “cash flow to equity ratio”

means the ratio of our company’s “cash flow” (as defined below), divided by an amount equal to (i) $4,471,655,225, representing 70,541,966 shares of our Common Stock outstanding as of the end of the day on December 31, 2011, multiplied by $63.39, the closing price of our Common Stock outstanding on February 1, 2012, (ii) divided by three (to reflect the 3-year performance period). The term “cash flow” means the total operating cash provided by operating activities achieved during the period commencing on January 1, 2012 and ending December 31, 2014, as set forth in our statements of cash flow, as adjusted in accordance with certain rules approved by our compensation committee.

Subject to the satisfaction of the applicable service requirement, the target award for our restricted stock grants made on February 1, 2012 will vest based on our company’s achievement of a cash flow to equity ratio described above as follows:

Cash Flow to Equity Ratio	Percent of Target Award
≥ 16.0	200%
≥ 14.0 but < 16.0	100%
≥ 10.0 but < 14.0	50%
< 10.0	0%

Performance between these goal levels will be interpolated on a linear basis.

On February 1, 2012, the compensation committee also approved awards of stock options under the 2004 Incentive Stock Plan for the purchase of shares of Common Stock with an exercise price of $63.39, the closing sale price on the NYSE on February 1, 2012. These stock options will vest on February 1, 2015 for all of the NEOs, except for Mr. Rubright whose stock options will vest on January 1, 2013. If Mr. Rubright’s employment with our company terminates for any reason other than his death or disability before January 1, 2013, he will be entitled to an amount of stock options equal to 47,600, multiplied by a fraction, the numerator of which is the number of days that he was employed with our company from January 1, 2012 through the date of his termination, and the denominator of which is 365. The stock options of a NEO will be immediately exercisable in full upon his death or disability or if he his employment terminates after he has reached the age of 60 years and has completed at least 10 consecutive years of continuous service for our company. The compensation committee approved the following restricted stock and stock option grants to our named executive officers on February 1, 2012:

Name	Target Award - # of Restricted Shares	Stock Options - # of Shares Subject to Exercise
James A. Rubright	72,750	47,600
Michael E. Kiepura	19,325	12,650
James B. Porter III	23,375	15,300
Steven C. Voorhees	17,775	11,625
Robert B. McIntosh	7,475	4,875

If the granted restricted shares described above vest in accordance with the formula described above, they will be registered in the name of the applicable NEO as of February 1, 2015, unless forfeited or vested before that date. If Mr. Rubright’s employment with our company terminates for any reason other than his death or disability before January 1, 2013, he will be entitled to a number of shares, once the amount has been determined in accordance with the formula above, equal to (i) the number of shares that would have otherwise been earned in accordance with the formula described above had his employment not terminated, multiplied by (ii) a fraction, the numerator of which is the number of days that he was employed with our company from January 1, 2012 through the date of termination, and the denominator of which is 365. If Mr. Rubright is employed with our company on January 1, 2013, he will be entitled to the number of shares that are earned in accordance with the formula described above, regardless of whether he is an employee of our company on February 1, 2015. None of the shares of restricted stock will have voting or dividend rights until they are registered in the name of the applicable individual.

Except as provided below, all of the restricted shares described above granted to our NEOs, other than Mr. Rubright, will vest on February 1, 2015, unless forfeited or vested before then, so long as the respective NEO is still employed by our company on that date. All of the restricted shares described above granted to Mr. Rubright will vest on February 1, 2015, regardless of whether he is then currently employed with our company, unless forfeited or vested before then. If a NEO’s employment is terminated due to his death or disability prior to the date when his stock grants would have vested as described above, he will be entitled to all of the stock grants that would have otherwise vested had his employment not been terminated by reason of his death or disability once the applicable amount has been determined in accordance with the formula described above. In addition, all of the grants will fully vest at 200% of the applicable target award upon a change in control that occurs on or before December 31, 2014, provided that our board of directors approves an amendment to the 2004 Incentive Stock Plan permitting that early vesting. If a change in control occurs after December 31, 2014, the grants will vest at the applicable award level as calculated above.

Our compensation committee has decided that any stock grants made during fiscal 2013 or later pursuant to the 2004 Incentive Stock Plan will only vest early in the event of a change in control if a grant recipient’s employment with our company or its successor is terminated by our company or its successor or the grant recipient leaves our company or its successor for “good reason” within three years following the change in control. “Good reason” would include, among other occurrences, the assignment to the grant recipient of duties inconsistent with his or her position immediately prior to the change in control or a substantial decrease in his or her responsibilities; a reduction in the grant recipient’s annual base salary; the elimination of a material compensation element of the recipient or material reduction of the recipient’s participation on substantially the same basis as before the change in control; the elimination of substantially similar pension or welfare plans (except for across-the-board reductions of such benefits for all similarly placed employees), or a material reduction of any material fringe benefit.

Each of the named executive officers is required to retain ownership of fifty percent (50%) of the restricted stock awarded to him for a period of two years following the vesting of the restricted stock. The two-year retention period will not apply to any shares to the extent that the executive continues to own an amount of our Common Stock at least equal to the amount of shares required under the preceding sentence, plus an amount of shares required to be held under our stock ownership guidelines (described below). In addition, NEOs are not subject to the retention requirements after termination of employment. The fifty percent (50%) requirement will apply only to the amount of restricted stock remaining after shares of Common Stock have been sold or otherwise reduced to satisfy any federal, state or local withholding tax liability arising from the granting or vesting of such restricted stock. Restricted stock grants that we made to our NEOs beginning in 2010 and continuing with grants made since then and in the future will not have voting or dividend rights until they are fully vested.

Retirement Benefits. We also provide certain retirement benefits to our named executive officers. These are discussed in detail below in the section titled “Executive Compensation Tables — Retirement Plans.”

Perquisites. Perquisites are not a significant element of our executive compensation program, and we have been reducing or eliminating a number of perquisites that we formerly provided to our named executive officers. As of October 1, 2010, we discontinued reimbursing our NEOs for club memberships and the related tax gross-up payments.

Certain perquisites are provided that enable our NEOs to perform their responsibilities more efficiently. For example, Messrs. Rubright, Kiepura and Porter may use our airplanes for business and limited personal use. This perquisite helps keep them more secure, ensures their quick availability for company matters and permits them to work on company business without distractions. We believe that the benefit to us of providing this perquisite outweighs the costs to the company.

Employment Agreement with James A. Rubright. On February 7, 2006, we entered into an employment agreement with Mr. Rubright. On December 17, 2011, Mr. Rubright’s 65th birthday, all of the rights and benefits that Mr. Rubright had under his employment agreement terminated, but he continues to be bound by certain obligations to us that are described below. He may be terminated by us without cause upon 30 days’ written notice.

In the employment agreement, Mr. Rubright has agreed that during his employment and for three years following the date of termination of his employment or his resignation for any reason, he will not knowingly, without our prior written consent, disclose to any person, firm or corporation any material confidential information of our company or its subsidiaries that is now known to Mr. Rubright or that hereafter may become known to Mr. Rubright as a result of his employment or association with our company and that would be helpful to a competitor. Mr. Rubright has also agreed that, for a period of three years following the date of termination of his employment or his resignation for any reason, he will not induce, either directly or indirectly, any salaried employee of our company or any of its subsidiaries to terminate his or her employment, and he will not call on or solicit for the purpose of competing with our company or its subsidiaries any customers of our company or its subsidiaries. In the event of a breach by Mr. Rubright of these covenants, we will have the right to an injunction or other equitable relief in any court of competent jurisdiction enjoining any such breach, in addition to pursuing any other rights and remedies at law or in equity that we may have.

Employment Agreement with James B. Porter III. Effective as of March 5, 2008, in connection with our acquisition of Southern Container Corp. (which we refer to as “SCC”), we assumed an employment agreement with Mr. Porter that he had previously entered into with SCC before our acquisition of it. Unless terminated earlier by us or Mr. Porter, the term of his employment agreement will end on December 31, 2013. At the end of its term, the term will be automatically extended for additional one-year terms unless either of us or Mr. Porter has notified the other of non-extension of the term at least 30 days prior to the scheduled termination date. Mr. Porter’s salary and bonus are no longer set in accordance with his employment agreement. In his employment agreement, we also agreed to provide Mr. Porter with a $1,000 per month car allowance.

In connection with his employment agreement, Mr. Porter has agreed that during the term of his employment with us and at all times after his departure he will not use or disclose any information concerning us or our business affairs or our trade secrets acquired by him while employed by us. Mr. Porter has also agreed that during his employment with us and for two years after his separation from us he will not directly or indirectly individually or in any capacity engage or participate in or give any advice or assistance to or work as a manager in any business that competes with us or has an equity interest in a box plant or paper mill within a 200 mile radius of any of SCC’s box plants or paper mills.

Mr. Porter has further agreed that during the term of his employment with us and for 2 years after its termination he will not solicit any customers who were our customers at any time during his employment or induce any of our employees or representatives to join him or any business which he may be associated with in any capacity. If Mr. Porter breaches any of his covenants regarding competition with us, or solicitation or inducement of our customers or employees, we will have the right to an injunction or other restrictions in court.

In the event that Mr. Porter’s employment with us is terminated due to his death or permanent disability, or by us without “Gross Cause” (as defined below), a pro rated portion of his bonus will be paid by us to him (or, in the event of his death prior to such payment, to his designated beneficiary or beneficiaries) at the time his bonus would have been paid had his employment continued for the full fiscal year in which it was terminated.

Under his employment agreement, we may terminate Mr. Porter’s employment with us with or without Gross Cause. However, if we terminate him other than for Gross Cause, we shall pay him an amount equal to 12 months of his base salary, at the rate in effect on the date of termination, payable at the times his salary would have otherwise been paid had his employment continued over a 12-month severance period.

Additionally, if Mr. Porter’s employment is terminated prior to the termination date of his agreement by us for grounds that would not constitute Gross Cause or the employment agreement is not renewed for any additional period at the time of its termination in accordance with its terms, then:

•

Mr. Porter’s outstanding unvested stock options, if any, will, as of the date of termination of his employment, become immediately vested in full and shall become immediately exercisable and will remain exercisable until the earlier of ninety (90) days following the date of his termination of employment or the latest date on which any applicable options could be exercised under its terms had Mr. Porter’s employment with us not terminated.

•

Mr. Porter will be fully vested in any outstanding unvested long-term incentive awards from us other than stock options (which we refer to as “LTI Awards”) granted in any calendar year prior to the calendar year in which he terminates employment, provided that any applicable performance goals under the applicable LTI Awards have been satisfied in accordance with their terms; and (ii) Mr. Porter will be vested in a prorated portion of any LTI Award granted in the calendar year in which he terminates employment.

•	Any payment of an LTI Award described above will be made at the time payment would have otherwise been made had Mr. Porter’s employment not terminated.

“Gross Cause” would include Mr. Porter’s fraud, gross misconduct, gross negligence, disloyalty, gross insubordination, breach of trust, breach of any material term of his employment agreement and any other similar cause.

Stock Ownership Guidelines

In order to better align the interests of our shareholders, executives and directors, our board of directors has adopted the following stock ownership guidelines. These guidelines reflect current corporate practices and result in the linking of a portion of the personal financial interests of the named executive officers, as well as certain other designated executives, through the ownership of our Common Stock, with the financial interests of our shareholders.

The guidelines are as follows:

•

Each named executive officer, other than our CEO, must own an amount of shares of our Common Stock, including vested or unvested restricted stock awards, having a value of not less than three times the annual base salary of such person.

•	The CEO must own an amount of shares of our Common Stock, including vested or unvested restricted stock awards, having a value of not less than six times the CEO’s annual base salary.

Anti-Hedging Policy

Our compensation committee has decided to adopt an anti-hedging policy that will prohibit our directors and executive officers from purchasing or selling puts, calls, warrants or other derivative securities based on our Common Stock or other securities.

Clawback Provisions

Our compensation committee has decided to adopt provisions that will apply to awards made during fiscal 2013 and later pursuant to our Executive Bonus Program and our 2004 Incentive Stock Plan that will allow us to recapture amounts paid to our executive officers under certain circumstances. These provisions will allow us to recapture from an executive officer any bonus or other incentive compensation, including equity-based compensation, to the extent the amount paid out was based on achieving certain financial results that were later required to be restated due to the executive officer’s misconduct.

Tax Considerations

The compensation committee has reviewed the applicability of Section 162(m) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), as amended by the Omnibus Budget Reconciliation Act of 1993. In certain circumstances, Section 162(m) may deny a federal income tax deduction for compensation to our named executive officers (excluding our chief financial officer) in excess of $1 million per year, effective for tax years beginning on or after January 1, 1994. Certain compensation that qualifies as “performance-based” and is paid pursuant to a plan that has been approved by shareholders may be exempt from the Section 162(m) limit. We intend to qualify certain compensation paid to our named executive officers for deductibility under the Code, including Section 162(m). However, we believe that the interests of our company and our shareholders may sometimes be best served by providing compensation that is not deductible in order to attract, retain, motivate and reward executive talent. Accordingly, the compensation committee intends to retain the flexibility to provide for payments of compensation that is not deductible. Payments under our Executive Bonus Program and restricted stock awards under our 2004 Incentive Stock Plan are generally qualified as performance-based compensation and exempt from the Section 162(m) limit.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with the company’s management. Based on this review and discussion, the compensation committee recommended that the board of directors include the Compensation Discussion and Analysis in this proxy statement and our annual report on Form 10-K for the fiscal year ended September 30, 2012.

Lawrence L. Gellerstedt III, chairman, compensation committee

Timothy J. Bernlohr, compensation committee member

G. Stephen Felker, compensation committee member

John W. Spiegel, compensation committee member

Bettina M. Whyte, compensation committee member

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed to be soliciting material or to be filed under such Acts.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The table below shows, as applicable, the total compensation earned during fiscal years 2012, 2011 and 2010 by those persons who: (1) served as our chief executive officer during fiscal 2012, (2) served as our chief financial officer during fiscal 2012, and (3) were our three other most highly compensated executive officers who were serving as executive officers at the end of fiscal 2012.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compen- sation ($)(3)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)(4)	All Other Compen- sation ($)(5)	Total ($)
James A. Rubright	2012	$1,220,250	$4,611,623	$1,029,902	$1,806,678	$3,117,577	$639,357	$12,425,387
Chairman and Chief	2011	$1,112,250	$3,392,026	$752,910	$1,857,275	$4,152,738	$266,987	$11,534,186
Executive Officer	2010	$1,037,500	$2,561,400	$571,373	$1,536,211	$3,191,895	$190,690	$9,089,069
Michael E. Kiepura	2012	$565,000	$1,225,012	$307,454	$646,488	$307,867	$65,239	$3,117,060
President – Consumer	2011	$514,650	$1,050,345	$227,561	$584,662	$169,998	$80,245	$2,627,461
Packaging and Recycling	2010	$472,500	$875,145	$193,259	$501,224	$165,350	$62,851	$2,270,329
James B. Porter III	2012	$690,000	$1,481,741	$371,862	$325,401	$0	$485,822	$3,354,826
President – Corrugated	2011	$603,807	$1,239,628	$274,792	$690,424	$0	$283,411	$3,092,062
Packaging	2010	$542,234	$875,145	$193,259	$571,201	$0	$234,365	$2,416,204
Steven C. Voorhees	2012	$547,500	$1,126,757	$282,542	$531,706	$261,619	$47,446	$2,797,570
Executive Vice President,	2011	$489,065	$958,739	$209,941	$522,982	$165,748	$69,956	$2,416,431
Chief Financial Officer and	2010	$442,500	$725,730	$159,648	$442,742	$167,115	$61,924	$1,999,659
Chief Administrative Officer
Robert B. McIntosh	2012	$382,500	$473,840	$118,485	$315,278	$193,121	$30,423	$1,513,647
Executive Vice President,	2011	$357,014	$405,035	$84,921	$305,022	$103,129	$41,862	$1,296,983
General Counsel and Secretary	2010	$328,750	$337,251	$72,262	$253,376	$98,283	$46,003	$1,135,925

(1)	The salary amounts for fiscal 2012 reflect three months of salary at the calendar year 2011 rate in effect on October 1, 2011 and nine months of salary at the calendar year 2012, effective as of January 1, 2012.

(2)	In the columns “Stock Awards” and “Option Awards,” SEC regulations require us to disclose the aggregate grant date fair value of the award of stock or options measured in dollars and calculated in accordance with ASC 718. For grants of restricted stock, the fair value per share is equal to the closing sale price of our Common Stock on the NYSE on the date of grant ($63.39 on February 1, 2012). The grants of restricted stock in fiscal 2012 contain a performance condition that may be adjusted from 0-200% of target subject to the level of performance attained. SEC regulations require us to disclose the aggregate fair value at the grant date based upon the probable outcome of such conditions. The amounts shown in the Summary Compensation Table for the fiscal 2012 stock awards are calculated at 100% of target which was what the expected probable outcome of the performance condition at the grant date. The aggregate fair value of the fiscal 2012 performance awards at the maximum 200% of target would be as follows: Mr. Rubright, $9,223,245; Mr. Kiepura, $2,450,024, Mr. Porter, $2,963,483; Mr. Voorhees, $2,253,515, and Mr. McIntosh, $947,681. For stock options, the fair value per share is based on certain assumptions which we explain in Note 15 to our financial statements which are included in our annual report on Form 10-K for the fiscal year ended September 30, 2012. We disclose the aggregate expense without reduction for assumed forfeitures (as we do for financial reporting purposes).

The shares of restricted stock granted in fiscal 2012 will vest and be registered in the individual’s name in accordance with the description in the section titled “Compensation Discussion and Analysis — Components of our Executive Compensation Program — Long-Term Incentives — Restricted Stock and Stock Options” above.

(3)	Amounts shown in this column include payments made to our NEOs under our Executive Bonus Program. Awards paid under this program for fiscal 2012 were earned in fiscal 2012 but not paid until fiscal 2013.

(4)

This column shows the increase from September 30, 2011 to September 30, 2012 in the actuarial present value of accumulated benefits for each NEO under the Pension Plan and SERP. It does not include any above-market or preferential earnings on deferred compensation, as we do not provide above-market or preferential interest on the deferred compensation of our named executive officers. The amounts set forth in this column were calculated using the assumptions from the corresponding end-of-year disclosures. Accrued benefits payable at age 65 (or payable immediately if the NEO is over age 65) were determined as of the end of fiscal 2012 using compensation data through September 30 and include the bonuses paid for fiscal 2012 after the fiscal year end. The accrued benefits were discounted back to the disclosure date with the discount rate only. Each participant is assumed to retire at age 65 or is assumed to retire immediately, if currently over 65. The discount rates used as of September 30, 2011 and September 30, 2012 were 5.273%, and 4.215%, respectively, for the Pension Plan and 3.41%, and 2.57%, respectively, for the SERP. The lump sum rates (SERP only) used as of September 30, 2011 and September 30, 2012 were 1.92%, and 1.65%, respectively. As of September 30, 2011, the lump sum rate used to calculate Mr. Rubright’s SERP benefit accrued after December 31, 2009 is 2.30% and as of September 30, 2012 was 1.68%. The lump sum mortality table (SERP only) used was the applicable table under Revenue Ruling 2001-62 (GAR 94). The post-retirement mortality tables (qualified pension plan only) were RP-2000 Combined Healthy with White Collar adjustment for males and females projected to 2018 with Scale AA.

(5)	The amounts shown as “all other compensation” include the following perquisites and personal benefits:

All Other Compensation Table for Fiscal 2012

	James A. Rubright	Michael E. Kiepura	James B. Porter	Steven C. Voorhees	Robert B. McIntosh
Life Insurance Premiums	$4,896	$2,970	$3,100	$3,504	$2,501
Company Contributions to Supplemental Plan and 401(k) Plan(A)	$553,219	$40,434	$443,111	$35,767	$21,202
Dividends on Unvested Restricted Stock(B)	$51,600	$18,600	$18,600	$8,175	$6,720
Airplane Usage(C)	$29,642	$3,235	$0	$0	$0
Other(D)	$0	$0	$21,011	$0	$0

Total	$639,357	$65,239	$485,822	$47,446	$30,423

(A)	Under the Supplemental Plan, we match an amount equal to 50% of the executive’s contribution. Additionally, we contribute designated amounts to Messrs. Rubright’s and Porter’s individual retirement accounts. Certain amounts disclosed in this row are also disclosed in the table below titled “Nonqualified Deferred Compensation Table.” The amount disclosed in this row for Mr. Porter also reflects profit sharing contributions made to the Southern Container Corp. Employees 401(k) Plan.

(B)	Beginning with the restricted stock grants that we made to our NEOs in 2010, restricted shares will not have dividend rights until they are fully vested.

(C)	In accordance with SEC regulations, we report use of corporate aircraft by our executive officers as a perquisite or other personal benefit unless it is “integrally and directly related” to the performance of the executive’s duties. SEC rules require us to report this and other perquisites at our aggregate incremental cost. The amounts we report are consistent with this standard. We estimate our aggregate incremental cost to be equal to our average incremental operating costs, which includes items such as fuel; maintenance; landing fees; trip-related permits; trip-related hangar costs; trip-related meals and supplies; crew expenses during layovers; and any other expenses incurred or accrued based on the number of hours flown. We use this method because we believe, on average, it fairly approximates our incremental cost and because it ensures that some “cost” is allocated to each passenger on each trip.

(D)	For Mr. Porter, this amount includes $12,000 for Mr. Porter’s automobile allowance; $8,851 in fiscal 2012 for tax gross-up payments related to our payment of his automobile allowance; and $160 in 2012 for tax gross-up payments related to our payment of his life insurance premiums. We discontinued reimbursing our NEOs for club memberships and the related tax gross-up payments as of September 30, 2010.

Grants of Plan-Based Awards

The following table provides information as to the grants of plan-based awards to each named executive officer during fiscal 2012. This includes annual performance bonus awards under our Executive Bonus Program, which is discussed in greater detail in this proxy statement under the section titled “Compensation Discussion and Analysis — Components of our Executive Compensation Program — Annual Performance Bonus, and restricted stock and stock option awards under the 2004 Incentive Stock Plan, which is discussed in greater detail in this proxy statement under the section titled “Compensation Discussion and Analysis — Components of our Executive Compensation Program — Long-Term Incentives — Restricted Stock and Stock Options.”

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options ($)(2)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James A. Rubright	10/27/2011	$1,562,500	$1,875,000	$2,500,000
	2/1/2012							47,600	$63.39	$1,029,902
	2/1/2012				0	72,750	145,500			$4,611,623

Michael E. Kiepura	10/27/2011	$431,250	$575,000	$776,250
	2/1/2012							12,650	$63.39	$307,454
	2/1/2012				0	19,325	38,650			$1,225,012

James B. Porter	10/27/2011	$521,250	$695,000	$938,250
	2/1/2012							15,300	$63.39	$371,862
	2/1/2012				0	23,375	46,750			$1,481,741

Steven C. Voorhees	10/27/2011	$385,000	$495,000	$660,000
	2/1/2012							11,625	$63.39	$282,542
	2/1/2012				0	17,775	35,550			$1,126,757

Robert B. McIntosh	10/27/2011	$192,500	$288,750	$385,000
	2/1/2012							4,875	$63.39	$118,485
	2/1/2012				0	7,475	14,950			$473,840

(1)	These columns represent restricted stock grants made under the 2004 Incentive Stock Plan on February 1, 2012, which vest as described in this proxy statement under the section titled “Compensation Discussion and Analysis — Components of our Executive Compensation Program — Long-Term Incentives — Restricted Stock and Stock Options.”

(2)	The stock options granted to the named executive officers in fiscal 2012 have a 10-year term and vest as described in this proxy statement under the section titled “Compensation Discussion and Analysis — Long-Term Incentives — Components of our Executive Compensation Program — Restricted Stock and Stock Options.” Stock options have no express performance criteria other than continued employment (with limited exceptions for termination of employment due to change in control, death, disability and retirement). However, options have an implicit performance criterion because the options have no value to the executive unless and until our stock price exceeds the exercise price.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes stock-based compensation awards outstanding as of September 30, 2012 for the named executive officers. The following table provides information concerning unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer outstanding as of the end of our most recently completed fiscal year. Each outstanding award is represented by a separate row which indicates the number of securities underlying the award, including awards that have been transferred other than for value (if any). For option awards, the table discloses the exercise price and the expiration date. For stock awards, the table provides the total number of shares of stock that have not vested and the aggregate market value of shares of stock that have not vested. We computed the market value of stock awards by multiplying the closing sale price of our Common Stock at the end of the most recently completed fiscal year by the number of shares of stock or the amount of equity incentive plan awards, respectively.

Outstanding Equity Awards at Fiscal 2012 Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercis- able(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)(3)
James A. Rubright	59,500	0	0	$35.95	5/10/2017
	77,000	0	0	$29.10	3/19/2018
	62,000	0	0	$26.43	3/18/2019
	0	34,000	0	$42.69	1/29/2020
	0	25,375	0	$68.65	2/28/2021
	0	3,325	0	$62.06	7/20/2021
	0	47,600	0	$63.39	2/1/2022
						0	$0	182,650	$13,183,677
Michael E. Kiepura	5,567	0	0	$35.95	5/10/2017
	14,666	0	0	$29.10	3/19/2018
	13,333	6,667	0	$35.76	8/1/2018
	22,275	0	0	$26.43	3/18/2019
	0	11,500	0	$42.69	1/29/2020
	0	8,575	0	$68.65	2/28/2021
	0	12,650	0	$63.39	2/1/2022
						0	$0	55,125	$3,978,923
James B. Porter	13,333	6,667	0	$35.76	8/1/2018
	22,275	0	0	$26.43	3/18/2019
	0	11,500	0	$42.69	1/29/2020
	0	8,575	0	$68.65	2/28/2021
	0	1,975	0	$62.06	7/20/2021
	0	15,300	0	$63.39	2/1/2022
						0	$0	62,225	$4,491,401
Steven C. Voorhees	16,700	0	0	$35.95	5/10/2017
	22,000	0	0	$29.10	3/19/2018
	20,000	0	0	$26.43	3/18/2019
	0	9,500	0	$42.69	1/29/2020
	0	7,100	0	$68.65	2/28/2021
	0	900	0	$62.06	7/20/2021
	0	11,625	0	$63.39	2/1/2022
						0	$0	48,875	$3,527,798
Robert B. McIntosh	12,500	0	0	$15.40	5/4/2014
	11,900	0	0	$35.95	5/10/2017
	15,500	0	0	$29.10	3/19/2018
	8,400	0	0	$26.43	3/18/2019
	0	4,300	0	$42.69	1/29/2020
	0	3,200	0	$68.65	2/28/2021
	0	4,875	0	$63.39	2/1/2022
						0	$0	21,275	$1,535,630

(1)	Vesting dates of unvested stock option awards are as follows: Mr. Rubright — 47,600 on January 1, 2013, 34,000 on January 29, 2013, 25,375 on February 28, 2014, and 3,325 on July 20, 2014; Mr. Kiepura — 11,500 on January 29, 2013, 6,667 on August 1, 2013, 8,575 on February 28, 2014, and 12,650 on February 1, 2015; Mr. Porter — 11,500 on January 29, 2013, 6,667 on August 1, 2013, 8,575 on February 28, 2014, 1,975 on July 20, 2014, and 15,300 on February 1, 2015; Mr. Voorhees — 9,500 on January 29, 2013, 7,100 on February 28, 2014, 900 on July 20, 2014, and 11,625 on February 1, 2015; and Mr. McIntosh — 4,300 on January 29, 2013, 3,200 on February 28, 2014, and 4,875 on February 1, 2015.

(2)	Unearned stock grants are subject to performance conditions. The performance conditions for the restricted stock grants made in fiscal 2012 are described in this proxy statement under the section titled “Compensation Discussion and Analysis — Components of our Executive Compensation Program — Long-Term Incentives — Restricted Stock and Stock Options.” The number of shares reported in this column is based upon us achieving the applicable target market or target performance conditions. In the event that the applicable market or performance conditions are met at target, the vesting dates of unearned and unvested stock grants are as follows: Mr. Rubright — 60,000 on January 29, 2013, 49,900 on February 28, 2014, and 72,750 on February 1, 2015; Mr. Kiepura — 20,500 on January 29, 2013, 15,300 on February 28, 2014, and 19,325 on February 1, 2015; Mr. Porter — 20,500 on January 29, 2013, 18,350 on February 28, 2014, and 23,375 on February 1, 2015; Mr. Voorhees — 17,000 on January 29, 2013, 14,100 on February 28, 2014, and 17,775 on February 1, 2015; and Mr. McIntosh — 7,900 on January 29, 2013, 5,900 on February 28, 2014, and 7,475 on February 1, 2015.

(3)	Based on the closing sale price of $72.18 for our Common Stock on September 28, 2012, the last trading date of our fiscal year, as reported on the NYSE.

Value Realized from Stock Options and Stock Appreciation Awards

The following table provides information concerning exercises of stock options, and vesting of stock, including restricted stock, during fiscal 2012 for each of the named executive officers on an aggregated basis. In some cases, this includes the vesting of performance stock which vested in the most recently completed fiscal year but which was granted in previous years. The table reports the number of securities for which the options were exercised; the aggregate dollar value realized upon exercise of options; the number of shares of stock that have vested; and the aggregate dollar value realized upon vesting of stock.

Option Exercises and Stock Vested Table for Fiscal 2012

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
James A. Rubright	0	0		129,000	$8,840,370
Michael E. Kiepura	0	0		46,500	$3,186,645
James B. Porter III	0	0		46,500	$3,186,645
Steven C. Voorhees	40,000	$2,056,995	(1)	39,000	$2,672,670
Robert B. McIntosh	0	0		16,800	$1,151,304

(1)	This amount is calculated based on the closing sale price of the Common Stock on the exercise date.

(2)	These amounts are calculated based on the closing sale price of the Common Stock on the vesting date.

Equity Compensation Plan Information

The table below shows information with respect to all of our equity compensation plans as of September 30, 2012:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)
Equity compensation plans approved by security holders:
2000 Incentive Stock Plan(1)	46,000	$15.30	0
2004 Incentive Stock Plan(1)	1,071,614	$43.12	3,343,579
Rock-Tenn Company (SSCC) Equity Incentive Plan(2)	224,355	$40.49	2,584,506
1993 Employee Stock Purchase Plan	0	0	759,547
Equity compensation plans not approved by security holders	0	0	0

(1)	Under the 2004 Incentive Stock Plan, there are available for awards granted during the term of the plan (1) 7.4 million shares of Common Stock, plus (2) 389,833 shares of Common Stock that remained available for issuance under the Rock-Tenn Company 2000 Incentive Stock Plan (which we refer to as the “2000 Incentive Stock Plan”), plus (3) the number of shares of Common Stock subject to grants under the 2000 Incentive Stock Plan that were outstanding on the effective date of the 2004 Incentive Stock Plan and that are subsequently forfeited or expire. We may grant no new awards under the 2000 Incentive Stock.

(2)	In connection with our acquisition of Smurfit-Stone, we assumed the Smurfit-Stone Equity Incentive Plan, which was renamed the Rock-Tenn Company (SSCC) Equity Incentive Plan. The shares available for issuance, stock options and unvested restricted stock units outstanding at the time of our acquisition of Smurfit-Stone under that plan were converted into shares of our Common Stock and options and restricted stock units, as applicable, with respect to shares of our Common Stock using the conversion factor as described in the merger agreement. We have determined that we will not make any more grants of awards pursuant to the Rock-Tenn Company (SSCC) Equity Incentive Plan.

Retirement Plans

Pension Plan. Our named executive officers, other than Mr. Porter, participate in our defined benefit plan for salaried and nonunion hourly employees (which we refer to as our “Pension Plan”). Our Pension Plan was amended effective as of March 1, 2005, to add a new benefit formula. After February 28, 2005, the new benefit formula (which we refer to as the “2005 benefit formula”) equals 1% of a participant’s compensation (as defined in the Pension Plan). In connection with the amendment, covered employees who were 35 years old or older or who had five years or more of vested service on December 31, 2004, were required to elect one of two options effective March 1, 2005: (1) a reduced future pension accrual based on the 2005 benefit formula and the then current match under the Rock-Tenn Company 401(k) Retirement Savings Plan (which we refer to as the “401(k) Plan”) or (2) no future pension accrual and an enhanced match under the 401(k) Plan. None of the named executive officers who participate in our Pension Plan elected to cease future pension accruals during the Pension Plan’s election periods in December 2004 and January 2005. Covered employees who were under 35 years of age and who had less than five years of vested service on December 31, 2004 automatically ceased accruals in the Pension Plan effective as of December 31, 2004 and became eligible for an enhanced match under the 401(k) Plan.

The 2005 benefit formula produces a benefit payable at a participant’s normal retirement age as an annuity payable only for the life of the participant. The amendment to our Pension Plan also froze the benefit, if any, accrued for each participant as of February 28, 2005, under prior benefit formulae utilized under the Pension Plan. Therefore, other than as set forth in the following two sentences, all NEOs, other than Mr. Porter, will receive a benefit at retirement equal to the sum of (1) their benefit accrued as of December 31, 1997, under the old four-part benefit formula in effect on that date, if any, (2) their benefit accrued after that date and through February 28, 2005, under the benefit formula in effect during that period, and (3) their benefit accrued under the 2005 benefit formula on and after March 1, 2005. With respect to Mr. Kiepura, he will receive a benefit at retirement equal to the sum of (1) his benefit accrued as of December 31, 1997, which includes a frozen benefit accrued during his employment with his former employer that we purchased and a benefit under the old four-part benefit formula, (2) his benefit accrued after that date and through February 28, 2005, and (3) his benefit accrued under the 2005 benefit formula on and after March 1, 2005.

Our Pension Plan was again amended effective as of January 1, 2006, to allow the remaining participants under the Pension Plan to elect one of two options: (1) a reduced future pension accrual based on the 2005 benefit formula and the then current match under the 401(k) Plan or (2) no future pension accrual and an enhanced match under the 401(k) Plan. None of the named executive officers elected to cease future pension accruals during the Pension Plan’s election periods.

Under our Pension Plan, “compensation” for salaried employees is defined as base pay. Therefore, it does not include any bonuses, overtime, commissions, reimbursed expenses of any kind, severance pay, income imputed from insurance coverage or the like, or payments under the Pension Plan or any other employee benefit plan or any income from a stock option plan. No employee’s compensation for purposes of the Pension Plan includes amounts in excess of the compensation limit under the Code. This limit is periodically adjusted for inflation by the United States Secretary of the Treasury and this limit, as adjusted, was $245,000 for calendar years 2010 and 2011, $250,000 for calendar year 2012 and will be $255,000 for calendar year 2013.

A participating employee’s right to benefits under our Pension Plan vests after five years of service or at normal retirement age, whichever is earlier. The plan is a defined benefit plan qualified under the Code and, as such, is subject to a limitation under the Code on the amount of benefits that may be paid to a participant each year under the plan.

SERP. The Rock-Tenn Company Supplemental Executive Retirement Plan (which we refer to as the “SERP”) is designed to supplement a participant’s benefit under our Pension Plan for a relatively small number of participants. The SERP provides unfunded supplemental retirement benefits. The SERP benefit is paid in a lump sum for participants whose employment terminates on or after November 11, 2005. Currently, there are approximately 13 active employees who participate in the SERP, including the named executive officers with the exception of Mr. Porter.

Under the SERP there are four benefit levels (which we refer to as “level 1,” “level 2,” “level 3” and “level 4”), but no benefit will be paid under level 1, level 2 or level 3 to a participant if the participant is not eligible for a vested benefit under our Pension Plan. The compensation committee determines who will participate in the SERP and the benefit level for such participant. Benefit level 1 is based exclusively on a participant’s base salary below a compensation cap and was designed to make up for the loss in benefits a participant will receive under our Pension Plan as a result of the reduction in the Code compensation limit in 1994 from $235,840 to $150,000 as indexed thereafter for inflation. Benefit level 2 is the same as benefit level 1 except that the benefit a participant earns will be based on the aggregate of the participant’s base salary and bonus paid, and there is no compensation cap. Five of our active employees, including our named executive officers other than our CEO and Mr. Porter, participate in the SERP at benefit level 2.

Benefit level 3 will provide a benefit payable upon retirement to a participant which, when added to certain of the participant’s other deferred compensation benefits from us, will be equal to 3.5833% of a participant’s final average pay for each year of benefit service, plus three years. A participant’s final average pay will be the average of the highest three years of the participant’s base salary and bonus during the five-year period immediately preceding the participant’s termination of employment, and the benefit under level 3 will take into account the participant’s benefit payable under our Pension Plan and the participant’s primary social security benefit and will be further reduced by an amount equal to $207,153. Currently, only our CEO participates in the SERP at benefit level 3. Our compensation committee approved changes to the level 3 formula on October 27, 2011 to remove the maximum years of benefit service, to define the benefit as payable at retirement as opposed to age 65 and to remove the change in control provisions. Prior to the amendment, a level 3 participant who was 60 years of age or older upon a change in control would be deemed to have 15 years of benefit service.

Mr. Rubright’s SERP benefit level 3 will be paid in a lump sum. The lump sum will be calculated starting with Mr. Rubright’s annual benefit under the SERP payable in life only annuity and then reducing such benefit by his annual primary social security benefit, his annual Pension Plan benefit and the annuitized value of $207,153. This amount is then converted to a lump sum amount by using certain retirement factors and conversion factors as defined in the SERP. As of March 31, 2009, the SERP was amended to set the interest rate used to calculate the lump sum value of a level 3 benefit accrued as of March 31, 2009 at 2.645%. The SERP was further amended to set the interest rate used to calculate the lump sum value of a level 3 benefit accrued during the period commencing on April 1, 2009 and ending on December 31, 2009 at 3.6625%.

None of our NEOs participate in the SERP at benefit level 4.

The following table illustrates the actuarial present value as of September 30, 2012 of benefits accumulated by the named executive officers under the Pension Plan and the SERP using the methodology required by the SEC pursuant to the Financial Accounting Standards Board’s Accounting Standard’s Codification 715, “Compensation—Retirement Benefits,” at the earliest unreduced retirement age under the plan.

Pension Benefits Table for Fiscal 2012

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
James A. Rubright	Rock-Tenn Company Consolidated Pension Plan	13.083	$472,232	$0

	Supplemental Executive Retirement Plan	16.083(1)	$22,238,351	$0

Michael E. Kiepura	Rock-Tenn Company Consolidated Pension Plan	17.25	$482,806	$0

	Supplemental Executive Retirement Plan	17.25	$641,849	$0

James B. Porter(3)	—	—	—	$0

Steven C. Voorhees	Rock-Tenn Company Consolidated Pension Plan	12.083	$312,581	$0

	Supplemental Executive Retirement Plan	12.083	$740,365	$0

Robert B. McIntosh	Rock-Tenn Company Consolidated Pension Plan	17.0	$391,271	$0

	Supplemental Executive Retirement Plan	17.0	$340,559	$0

(1)	Under the SERP benefit level 3 formula, Mr. Rubright receives three additional years of credited service in the calculation of his SERP 3 benefits.

(2)	The amounts set forth in this column were calculated using the assumptions from the corresponding end-of-year disclosure. Accrued benefits payable at age 65 (or immediately if the NEO is over 65) were determined as of the end of the fiscal year using compensation data through September 30 that includes bonuses for fiscal 2012 paid after the fiscal year end. The accrued benefits were discounted back to the disclosure date with the discount rate only. Each participant is assumed to work until age 65 and then retire (or retire immediately if the NEO is over age 65). The discount rates used as of September 30, 2012 were 4.215% (for the Rock-Tenn Company Consolidated Pension Plan) and 2.570% (for the SERP). The lump sum rate (SERP only) used as of September 30, 2012 was 1.65% (except the lump sum rate applied to Mr. Rubright’s SERP benefit accrued to March 31, 2009 is 2.645%, and the lump sum rate applied to Mr. Rubright’s SERP benefit accrued during the period April 1, 2009 to December 31, 2009 is 3.6625% and 1.68% for benefits accrued after December 31, 2009). The lump sum mortality table (SERP only) used as of September 30, 2012 was the applicable table under Revenue Ruling 2001-62 (GAR 94). The post-retirement mortality (qualified pension plan only) table used as of September 30, 2012 was RP-2000 Combined Healthy with White Collar adjustment for males and females projected to 2018 with Scale AA.

(3)	Mr. Porter does not participate in our Pension Plan or the SERP.

Nonqualified Deferred Compensation

The following table provides information with respect to each nonqualified deferred compensation plan that is a defined contribution plan, also called an individual account plan. The amounts shown include compensation earned and deferred in prior years, and earnings on, or distributions of, such amounts.

The column “Executive Contributions in Last Fiscal Year” indicates the aggregate amount contributed to such plans by each named executive officer during fiscal 2012.

The column “Registrant Contributions in Last Fiscal Year” indicates our aggregate contributions on behalf of each named executive officer during fiscal 2012. Generally, our contributions to nonqualified deferred compensation plans are our matching contributions under the Senior Executive part of the Supplemental Plan in an amount equal to 50% of the participant’s contributions to the Supplemental Plan. Additionally, we make designated contributions for Mr. Rubright and Mr. Porter each pay period under the individual retirement accounts part of the Supplement Plan. We also make matching contributions or profit sharing contributions to our qualified 401(k) plans, but those plans are tax qualified and, therefore, we do not include our contributions to them in this table. We include our matches to all plans in the table titled “All Other Compensation Table” included in footnote 5 of the table titled “Summary Compensation Table” above.

The column “Aggregate Earnings in Last Fiscal Year” indicates the total dollar amount of interest or other earnings accrued during fiscal 2012, including interest and dividends paid at market rates. We pay such amounts to compensate the executive for the deferral, and we do not consider the payment of interest and other earnings at market rates to be compensation.

The column “Aggregate Balance at Last Fiscal Year-End” reports the total balance of the executive’s account as of September 30, 2012.

Nonqualified Deferred Compensation Table for Fiscal 2012

Name	Executive Contributions in Last Fiscal Year(1)(2) ($)	Registrant Contributions in Last Fiscal Year(2)(3) ($)	Aggregate Earnings in Last Fiscal Year(4) ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End (4) ($)
James A. Rubright	$165,991	$532,995	$372,740	$0	$2,069,694
Michael E. Kiepura	$56,877	$28,438	$66,756	$0	$437,618
James B. Porter	$45,287	$422,643	$78,794	$0	$844,909
Steven C. Voorhees	$48,277	$24,139	$80,406	$0	$558,079
Robert B. McIntosh	$23,654	$11,827	$59,591	$0	$272,788

(1)	After each named executive officer reaches the designated maximum contribution or compensation limit under the 401(k) Plan, he may defer up to 6% of his salary, and separately, he may defer up to 6% of his bonus pursuant to the Supplemental Plan.

(2)	These amounts represent contributions earned in fiscal 2012 by the applicable named executive officers.

(3)	Under the Senior Executive part of the Supplemental Plan, we match an amount equal to 50% of the executive’s contribution. We make additional contributions on behalf of Mr. Rubright and Mr. Porter under the individual retirement accounts part of the Supplemental Plan. Certain amounts disclosed in this column are also disclosed for fiscal 2012 in the table titled “All Other Compensation Table” included in footnote 5 of the table titled “Summary Compensation Table” above. The amounts disclosed in the two tables do not correspond because this table only discloses contributions earned under the Supplemental Plan in fiscal 2012, and the amounts disclosed for fiscal 2012 in the table titled “All Other Compensation Table” includes contributions earned in fiscal 2012 under the Supplemental Plan and the 401(k) Plan.

(4)	The amounts in this column are calculated by adding the amounts set forth in each of the first four columns of this table for each named executive officer to the applicable NEO’s aggregate balance as of the end of fiscal 2011.

Supplemental Retirement Savings Plan. The Rock-Tenn Company Supplemental Retirement Savings Plan (which we refer to as the “Supplemental Plan”) is a non-qualified, unfunded deferred compensation plan sponsored and maintained by us and is intended to provide participants with an opportunity to supplement their retirement income through deferral of current compensation. The Supplemental Plan is comprised of three parts. The first, we call the Senior Executive plan, in which the named executive officers and certain other senior executives are eligible to participate. We contribute an amount to each participant’s account maintained under the Senior Executive plan equal to 50% of the participant’s contributions. The second part, we call the Broad Based plan, in which certain other employees deemed highly compensated employees (and who are subject to a cap on deferral contributions under the 401(k) Plan) are eligible to participate. The third part, individual retirement accounts, is described below.

Effective July 20, 2011, our compensation committee authorized an amendment to the Supplemental Plan to provide for additional retirement contributions for designated executive officers of our company. In connection with the amendment, Mr. Rubright and Mr. Porter were designated participants to receive the additional contributions established as individual retirement accounts in the Supplemental Plan. Mr. Rubright’s contribution amount is $450,000 per year effective as of September 10, 2011. Mr. Porter’s contribution amount is $400,000 per year effective as of May 27, 2011. Contributions are deemed contributed in substantially equal installments each semi-monthly pay period, prorated for partial pay periods on a daily basis. Contributions will end at separation of service from our company.

Amounts deferred and payable under the Supplemental Plan (which we refer to as the “Obligations”) are our unsecured obligations, and rank equally with our other unsecured and unsubordinated indebtedness outstanding from time to time. Each participant in the Senior Executive plan elects the amount of eligible base salary and eligible bonus to be deferred, up to 6%. Each Obligation will be payable on a date selected by us pursuant to the terms of the Supplemental Plan. The Obligations generally are payable after termination of the participant’s employment or in certain emergency situations. Each participant’s account will be adjusted for investment gains and losses as if the credits to the participant’s account had been invested in the benchmark investment alternatives available under the Supplemental Plan in accordance with the participant’s investment election or elections (or default election or elections) as in effect from time to time. All such adjustments will be made at the same time and in accordance with the same procedures followed under the 401(k) Plan for crediting investment gains and losses to a participant’s account under the 401(k) Plan. The Obligations are denominated and payable in United States dollars. The benchmark investment alternatives available under the Supplemental Plan are in our view comparable to investment alternatives commonly available under 401(k) retirement savings plans.

Potential Payments upon Termination or Change in Control

The following table summarizes the estimated payments to be made under each contract, agreement, plan or arrangement which provides for payments to a named executive officer at, following, or in connection with any termination of employment including by resignation, retirement, disability or a constructive termination of a named executive officer, or our change in control or a reduction in the named executive officer’s responsibilities. However, in accordance with SEC regulations, we do not report any amount to be provided to a named executive officer under any arrangement which does not discriminate in scope, terms, or operation in favor of our executive officers and which is available generally to all salaried employees.

For the purpose of the quantitative disclosure in the following table and in accordance with SEC regulations, we have assumed that the termination took place on the last business day of our most recently completed fiscal year, and that the price per share of our Common Stock is the closing sale price on the NYSE as of that date of $72.18.

Severance. Mr. Porter or his representative will receive payments in the event of his death, disability or termination in accordance with his employment agreement as described above in the section titled “Compensation Discussion and Analysis — Employment Agreement with James B. Porter III.” No other NEOs are entitled to severance payments resulting from termination or a change in control of our company or a change in his responsibilities.

Acceleration of Stock Grants and Stock Options. All stock options held by a named executive officer at the time of his death or disability will be immediately exercisable. In the event of a change in control, any conditions to the exercise of outstanding stock options and any issuances and forfeiture conditions on outstanding stock grants issued will be deemed satisfied, and, in such event, our board of directors under certain circumstances has the right to cancel such options and stock grants after providing each employee and director a reasonable period to exercise his or her options and to take such action as necessary to receive the shares subject to any stock grant.

All unearned restricted stock held by a named executive officer will immediately vest at the time of his death or disability but will still be subject to any performance requirements connected with the applicable restricted stock.

Also, the restricted stock grants made by the compensation committee on January 29, 2010 will fully vest immediately upon a change in control at the maximum pay-out of 150% of the relevant target award amount provided that the applicable named executive officer is employed by us at the time of the change in control. The restricted stock grants made by the compensation committee on February 28, 2011 and July 20, 2011 will fully vest immediately upon a change in control at the maximum pay-out of 200% of the relevant target award amount provided that the applicable named executive officer is employed by us at the time of the change in control. The restricted stock grants made by the compensation committee on February 1, 2012 will vest as described above in the section titled “Compensation Discussion and Analysis — Long-Term Incentives — Restricted Stock and Stock Options.”

Potential Payments Upon Termination or Change in Control for Fiscal 2012

Name	Benefit	Before Change in Control, Termination w/o Cause	After Change in Control, Termination w/o Cause	Termination With Cause/ Resignation w/o Good Reason	Death or Disability	Change in Control
James A. Rubright	Severance	$0	$0	$0	$0	$0
	Accelerated Vesting of Stock Options(1)	$0	$1,544,287	$0	$1,544,287	$1,544,287
	Accelerated Vesting of Restricted Stock(2)	$0	$24,201,954	$0	$13,183,677	$24,201,954
	SERP(3)	$22,238,351	$22,238,351	$22,238,351	$22,238,351	$0

	Total value:	$22,238,351	$47,984,592	$22,238,351	$36,966,315	$25,746,241

Michael E. Kiepura	Severance	$0	$0	$0	$0	$0
	Accelerated Vesting of Stock Options(1)	$0	$723,410	$0	$723,410	$723,410
	Accelerated Vesting of Restricted Stock(2)	$0	$7,218,000	$0	$3,978,923	$7,218,000
	SERP(3)	$653,812	$653,812	$653,812	$653,812	$0

	Total value:	$653,812	$8,595,222	$653,812	$5,356,145	$7,941,410

James B. Porter	Severance	$1,390,000	$1,390,000	$0	$695,000	$0
	Accelerated Vesting of Stock Options(1)	$766,691	$766,691	$0	$766,691	$766,691
	Accelerated Vesting of Restricted Stock(2)	$0	$8,242,956	$0	$4,491,401	$8,242,956
	SERP(3)	$0	$0	$0	$0	$0

	Total value:	$2,156,691	$10,399,647	$0	$5,953,092	$9,009,647

Steven C. Voorhees	Severance	$0	$0	$0	$0	$0
	Accelerated Vesting of Stock Options(1)	$0	$416,510	$0	$416,510	$416,510
	Accelerated Vesting of Restricted Stock(2)	$0	$6,442,065	$0	$3,527,798	$6,442,065
	SERP(3)	$745,815	$745,815	$745,815	$745,815	$0

	Total value:	$745,815	$7,604,390	$745,815	$4,690,123	$6,858,575

Robert B. McIntosh	Severance	$0	$0	$0	$0	$0
	Accelerated Vesting of Stock Options(1)	$0	$180,954	$0	$180,954	$180,954
	Accelerated Vesting of Restricted Stock(2)	$0	$2,786,148	$0	$1,535,630	$2,786,148
	SERP(3)	$347,063	$347,063	$347,063	$347,063	$0

	Total value:	$347,063	$3,314,165	$347,063	$2,063,647	$2,967,102

(1)	The calculation of the value of accelerated vesting of stock options is based upon the closing sale price of $72.18 of our Common Stock on the NYSE on September 28, 2012, the last trading day of our fiscal year, and the exercise price of $63.39 per share of the NEOs’ stock options granted on February 1, 2012, the exercise price of $68.65 per share of the NEOs’ stock options granted on February 28, 2011, the exercise price of $42.69 per share of the NEOs’ stock options granted on January 29, 2010, the exercise price of $62.06 per share of the stock options granted to Messrs. Rubright, Porter, and Voorhees on July 20, 2011, and the exercise price of $35.76 per share of the stock options granted to Messrs. Kiepura and Porter on August 1, 2008.

(2)	The calculation of the value of accelerated vesting of restricted stock is based on the closing sale price of $72.18 of our Common Stock on the NYSE on September 28, 2012, the last trading day of our fiscal year, multiplied by the number of shares that would have vested on September 28, 2012 for each named executive officer upon the occurrence of the specified events. Upon a change in control, the restricted stock awards granted to the named executive officers in fiscal 2010 and 2011 will vest immediately at the maximum pay-out of 150% and 200%, respectively, of the relevant target award, and the restricted stock awards granted to the named executive officers in fiscal 2012 will vest as described above in the section titled “Compensation Discussion and Analysis — Long-Term Incentives — Restricted Stock and Stock Options”.

(3)	The SERP benefit above represents the potential payments from the SERP as of the end of fiscal 2012. These benefit payments were based on the accrued benefits at September 30, 2012 and were converted to lump sum amounts using the August 2012 10-year Treasury rate of 1.68%, except the lump sum rate applied to Mr. Rubright’s SERP benefit accrued to March 31, 2009 is 2.645%, and the lump sum rate applied to Mr. Rubright’s SERP benefit accrued from April 1, 2009 to December 31, 2009 is 3.6625%. Mr. Porter is not eligible for the SERP.

CERTAIN TRANSACTIONS

J. Powell Brown, a director of our company, is chief executive officer, president, a member of the board and a shareholder of Brown & Brown, Inc., the insurance agency that brokers a portion of the insurance for our company. During fiscal 2012, we paid Brown & Brown, Inc. approximately $9,260,000 for property and casualty insurance premiums brokered by Brown & Brown, Inc. These payments to Brown & Brown, Inc. are for premium payments that Brown & Brown, Inc. pays to various insurance providers on our behalf. For the fiscal year ending September 30, 2012, we paid Brown & Brown, Inc. approximately $800,000, inclusive of fees for services and commissions paid.

Administration of Related-Party Transactions

We require that each executive officer, director and director nominee complete an annual questionnaire and report all transactions with us in which such persons (or their immediate family members) had or will have a direct or indirect material interest (except for salaries, directors’ fees and dividends on our stock). Management reviews responses to the questionnaires and, if any such transactions are disclosed, they are reviewed by the nominating and corporate governance committee as to directors and director nominees or by the audit committee as to executive officers. Our executive officers, directors and director nominees have rarely engaged in any such transactions with us, however. We do not have a formal written policy for approval or ratification of such transactions. Information included in directors’ responses to the questionnaires is reviewed annually by the board of directors for the purpose of assessing independence under our corporate governance guidelines, applicable rules and regulations of the SEC and the corporate governance standards of the NYSE, and we review all responses to insure that any transactions adhere to the standards set forth in the above-referenced guidelines and standards as well as our various codes of conduct.

REPORT OF THE AUDIT COMMITTEE

The audit committee, which operates under a written charter adopted by our board of directors, is composed of independent directors (as defined in the listing standards applicable to the NYSE) and oversees on behalf of the board of directors our company’s financial reporting process and system of internal control over financial reporting. A copy of the audit committee charter is available on our Internet website at www.rocktenn.com. Our management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management the audited financial statements to be included in the annual report on Form 10-K for the fiscal year ended September 30, 2012, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The committee discussed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T) and applicable law.

In addition, the independent registered public accounting firm provided to the audit committee the written disclosures and the letter regarding its independence from management and our company as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The audit committee discussed this information with the independent registered public accounting firm.

The audit committee discussed with our company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The audit committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our company’s internal controls, and the overall quality of our company’s financial reporting. The audit committee held eight meetings during fiscal 2012. The audit committee was updated no less than quarterly on management’s process to assess the adequacy of our company’s system of internal control over financial reporting, the framework used to make the assessment and management’s conclusions on the effectiveness of our internal control over financial reporting. The audit committee also discussed with the independent auditor our company’s internal control assessment process, management’s assessment with respect thereto and the independent auditor’s evaluation of our system of internal control over financial reporting.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors (and the board approved) that the audited financial statements be included in the annual report on Form 10-K for the fiscal year ended September 30, 2012, for filing with the SEC.

Bettina M. Whyte, chairman, audit committee

J. Powell Brown, audit committee member

Robert M. Chapman, audit committee member

Terrell K. Crews, audit committee member

Russell M. Currey, audit committee member

John W. Spiegel, audit committee member

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed to be soliciting material or to be filed under such Acts.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees

The following table presents fees billed for professional services rendered by our independent registered public accounting firm, Ernst & Young LLP, and its affiliates (which we refer to collectively as “Ernst & Young”), for the fiscal years ended September 30, 2012 and September 30, 2011.

	2012(5)	2011(5)
Audit fees(1)	$6,671,633	$6,205,495
Audit-related fees(2)	$322,665	$611,027
Tax fees(3)	$1,357,140	$1,141,536
All other fees(4)	$0	$0

Total fees paid to auditor	$8,351,438	$7,958,058

(1)	Audit fees consist primarily of fees related to professional services rendered for the audit of our annual financial statements included in our Form 10-K and the review of interim financial statements included in our quarterly reports on Form 10-Q, accounting consultations to the extent necessary for Ernst & Young to fulfill their responsibility under generally accepted auditing standards, as well as services in connection with other statutory and regulatory filings.

(2)	Audit-related fees consist of fees related to professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of our annual financial statements that are not included in the amounts disclosed as audit fees above. For fiscal 2012 and fiscal 2011, these fees relate to due diligence services, audits of employee benefit plans, accounting consultations and our subscription to Ernst & Young’s Internet-based accounting and reporting resources.

(3)	Tax fees consist primarily of fees related to professional services rendered for tax compliance, tax advice, and tax planning.

(4)	All other fees, if any, consist primarily of fees related to products and professional services that are not included in the amounts disclosed in the three other categories above. Ernst & Young did not perform any such services during these periods.

(5)	All of such Audit fees, Audit-related fees, and Tax fees that Ernst & Young billed for professional services were pre-approved by the audit committee or were otherwise pre-approved in accordance with our pre-approval policy described below.

Audit Committee Pre-Approval of Services by the Independent Registered Public Accounting Firm

In accordance with its pre-approval policy, its charter and applicable rules and regulations adopted by the SEC, our audit committee reviews and pre-approves the terms of all audit services provided to us as well as all permissible audit-related and non-audit services to be provided by our independent registered public accounting firm. Unless a service to be provided by our independent registered public accounting firm has received general pre-approval under the pre-approval policy, it requires specific pre-approval by our audit committee or the chairman of our audit committee before the commencement of each service. The term of any pre-approval is twelve months, unless the audit committee specifically provides for a different period.

In determining whether to pre-approve services, the audit committee is generally guided by the following principles. The independent registered public accounting firm engaged to perform audit work necessary for us to file required reports under the Exchange Act may not perform a service that: (1) impairs the independent registered public accounting firm’s independence; (2) creates a mutual or conflicting interest between the independent registered public accounting firm and us; (3) places the independent registered public accounting firm in the position of auditing its own work; or (4) results in the independent registered public accounting firm acting as management or an employee of our company.

The audit committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to our management. However, the audit committee has appointed our chief accounting officer to assist it in monitoring compliance with the pre-approval policy, including ensuring whether the necessary pre-approvals from the audit committee or the chairman of our audit committee have been obtained and that the services carried out under the pre-approval policy is appropriately reported periodically (but not less than annually).

The audit committee will review and revise the pre-approval policy on a periodic basis (not less than annually) and update it as necessary based on subsequent determinations.

Engagements for our annual audit and quarterly reviews required under the Exchange Act (including the audit of internal control over financial reporting) are reviewed and pre-approved annually by the audit committee. The nature and dollar value of services provided under these engagements are periodically reviewed with the audit committee as changes in terms, conditions and fees resulting from changes in audit scope, our structure, or other matters occur.

The following services, consistent with the nature of services previously provided to us, are pre-approved under the pre-approval policy. All other audit, audit-related and non-audit services must be specifically pre-approved by the audit committee or the chairman of our audit committee prior to the commencement of each service.

•	Work associated with registered and unregistered securities offerings, including, without limitation, registration statements under the Securities Act;

•	statutory audits, employee benefit plan audits or other financial audit work required for non-U.S. subsidiaries that are not required for the Exchange Act audit;

•	attestation services;

•

advice and consultation as to proposed or newly adopted accounting and auditing standards and interpretations, and as to financial accounting and disclosure requirements imposed by the SEC and other regulatory agencies and professional standard setting bodies;

•	assistance and consultation as to questions from us, including comments or inquiries made by the SEC or other regulatory agencies;

•	access to Ernst &Young’s Internet-based accounting and reporting resources;

•

assistance to us with understanding our internal control review and reporting obligations and, if requested, under the supervision of our management assisting us in the documentation of our internal controls and processes, not including the performance of any management review, evaluation or testing of internal controls for the purposes of management’s assertions about the effectiveness of internal controls;

•	review of our information systems security and controls;

•

preparation and/or review of tax returns (including amended returns and refund claims) to be filed by us with federal, state, local or foreign jurisdictions and related tax services, which includes assistance with audits and notices, voluntary disclosure and amnesty programs, estimated payment and extension calculations, tax projections, allocations and analytical review calculations and tax accounting method changes, statutory incentive credit assistance, transfer pricing analysis, inventory related calculations and assistance, fixed asset and depreciation assistance and cost segregation studies (but in no circumstances computing depreciation or maintaining our related records), analysis of tax legislation, and pronouncements, expatriate tax services and consultation and responses to questions from us regarding the tax implications of various items;

•	international tax planning, including foreign tax credit and cash repatriation planning; and

•	general federal, state, and international tax planning and advice.

For the services receiving general pre-approval under the pre-approval policy listed above, any individual engagement with an estimated cost of more than $250,000 must nevertheless be specifically pre-approved by the audit committee or by the chairman of the audit committee before the aggregate fees incurred with respect to such engagement exceed $250,000; provided, however, the services for which general pre-approval under the pre-approval policy may be used during any fiscal year shall be limited to an aggregate of $1,000,000 of estimated costs outstanding at any one time. The costs of services that receive general pre-approval under the pre-approval policy listed above that then receive specific approval or ratification by the audit committee no longer count towards the calculation of the $1,000,000 limit. All services will require specific pre-approval by the audit committee or the chairman of the audit committee whenever the aggregate costs of services that have received general pre-approval under the pre-approval policy have reached the $1,000,000 limit and have not been subsequently approved or ratified by the audit committee. The audit committee at its next regularly scheduled meeting will review services performed pursuant to the general pre-approvals granted under the pre-approval policy and services pre-approved by the chairman of the audit committee. In addition, the nature and dollar value of services performed under the general pre-approval guidelines shall be reviewed with the audit committee on an at least an annual basis.

Our independent registered public accounting firm may not perform any service that is proscribed by law, regulation, the NYSE or regulatory authorities or organizations charged with oversight of the accounting and auditing profession. Specifically, the following non-audit services are prohibited by our pre-approval policy:

•	bookkeeping or other services related to our accounting records or financial statements;

•	financial information systems design and implementation;

•	appraisal or valuation services, fairness opinions or contribution-in-kind reports;

•	actuarial services;

•	internal audit outsourcing services;

•	management functions or human resources;

•	broker-dealer, investment adviser or investment banking services;

•	legal services and expert services unrelated to the audit; and

•	personal tax services for individuals in a financial reporting oversight role.

The audit committee, based on the guiding principles set forth above, may prohibit other services.

The fees charged by our independent registered public accounting firm must be based on time and expense incurred to perform its services, and in no event will fees be “contingency” based.

APPROVAL OF THE MATERIAL TERMS OF THE AMENDED EXECUTIVE BONUS PROGRAM

ITEM 2

The board of directors has approved and recommends to the shareholders that they approve the adoption of the Amended Executive Bonus Program, which would amend and restate the current Executive Bonus Program primarily to incorporate the same business criteria for performance goals for the program’s participants as the business criteria for performance goals which are forth in our 2004 Incentive Stock Plan and to increase the maximum bonus amount that a participant may receive for any fiscal year. If shareholder approval of the adoption of the Amended Executive Bonus Program is not received, the Amended Executive Bonus Program will not be implemented.

The board of directors has determined that the adoption of the Amended Executive Bonus Program is in the best interests of our company and our shareholders. The board of directors believes the Amended Executive Bonus Program allows us to (1) attract and retain executives and other designated key employees and (2) provide such persons with an additional incentive to work to increase the value of our Common Stock. Thus the board of directors believes that the Amended Executive Bonus Program is important to our business prospects and operations.

The following information regarding the Amended Executive Bonus Program is being provided to you in connection with the solicitation of proxies for the approval of the adoption of the Amended Executive Bonus Program. The following description of the Amended Executive Bonus Program is a summary only and does not purport to be complete. The summary is qualified in its entirety by reference to the Amended Executive Bonus Program, which we have filed with the SEC as an appendix to this proxy statement, and it is available on the SEC’s website at www.sec.gov/edgar or by the link to our SEC filings located on our website www.rocktenn.com. You are urged to read the Amended Executive Bonus Program.

Program Description

Background. Our current Executive Bonus Program gives each participant in the program the opportunity to receive an annual bonus for each fiscal year payable in cash if, and to the extent, the compensation committee determines that the performance goals set by our compensation committee for each participant for such year have been satisfied. Our program is administered by our compensation committee, each member of which is an “outside director” within the meaning of section 162(m) of the Code. Each of our executive officers, including our chief executive officer, and each of our other employees who our compensation committee deems a key employee is eligible to be a participant in the current Executive Bonus Program for any fiscal year. Our compensation committee in the exercise of its discretion may designate no later than 90 days after the beginning of each fiscal year which executive officers and key employees will be participants in the program for such fiscal year. The Amended Executive Bonus Program is in this respect the same as the current Executive Bonus Program.

Business Criteria Upon Which Performance Goals Are Based. Our compensation committee will establish performance goals for each participant for each fiscal year no later than 90 days after the beginning of such year based on the business criteria the compensation committee deems appropriate under the circumstances. The performance goals for participants may be different, and each participant’s performance goals may be based on different business criteria. However, if the shareholders approve the adoption of the Amended Executive Bonus Program, all performance goals will be based on one or more of the following business criteria: (1) our return over capital costs or increases in our return over capital costs, (2) our safety record, (3) our score on our customer satisfaction survey, (4) our total earnings or the growth in such earnings, (5) our consolidated earnings or the growth in such earnings, (6) our earnings per share or the growth in such earnings, (7) our net earnings or income or the growth in such earnings or income, (8) our earnings before interest expense, taxes, depreciation, amortization and other non-cash items or the growth in such earnings, (9) our earnings before interest and taxes or the growth in such earnings, (10) our consolidated net income or the growth in such income, (11) the value of our Common Stock or the growth in such value, (12) the price of our Common Stock or the growth in such price, (13) the weight or volume of paperboard or containerboard produced or converted by us, (14) our return on assets or the growth on such return, (15) our cash flow or the growth in our cash flow, (16) our total shareholder return or the growth in such return, (17) our expenses or the reduction of our expenses, (18) our sales or sales growth, (19) our overhead ratios or changes in such ratios, (20) our expense-to-sales ratios or the changes in such ratios, (21) our economic value added or changes in such value added, (22) our return on invested capital or increases in return on invested capital, and (23) our operating performance or operating performance improvement. The performance goals for our chief executive officer will be based on criteria related to our company-wide performance while the performance goals for other participants will (as our compensation committee deems appropriate) be based on criteria related to company-wide performance, division-specific or other business-unit specific performance (where the compensation committee can apply the business criteria on such basis), department-specific performance, plant or facility-specific performance, personal performance or any combination of such criteria.

A performance goal may be set in any manner determined by the compensation committee, including looking to achievement on an absolute or relative basis in relation to peer groups or indexes. Further, the compensation committee may express any goal in alternatives, or in a range of alternatives, as the compensation committee deems appropriate or helpful, such as including or excluding (1) any acquisitions or dispositions, restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (2) any event either not directly related to the operations of our company or not within the reasonable control of our management, or (3) the effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles.

Maximum Annual Bonus. The maximum annual bonus payable under the Amended Executive Bonus Program to any participant for any fiscal year cannot exceed 300% of the base salary of the applicable participant that is in effect on the first day of such fiscal year. However, a bonus will be paid to a participant under the program for a fiscal year only to the extent the participant satisfies his or her performance goals for such bonus for such fiscal year, and our compensation committee will certify the extent, if any, to which a participant has satisfied his or her performance goals for each fiscal year. Finally, our compensation committee will have the discretion to reduce the bonus payable under the program to any participant if the compensation committee acting in its discretion determines that the performance goals set for such participant for a fiscal year are no longer appropriate for such participant at the end of such fiscal year.

Shareholder Approval Requirements. Section 162(m) of the Code may limit our company’s income tax deductions for compensation paid in any fiscal year to a covered officer, unless the compensation qualifies for an enumerated exception under Section 162(m) of the Code. Under current IRS guidance, a covered officer is defined as our company’s principal executive officer and our company’s three highest paid other officers (other than the principal executive officer and the principal financial officer). Compensation that is “performance-based,” within the meaning of Section 162(m) of the Code, is not subject to the deduction limits. To qualify as performance-based compensation, one requirement under section 162(m) of the Code is that our shareholders approve the material terms of the Amended Executive Bonus Program, which here are the new business criteria and the new maximum annual bonus amount. We are seeking shareholder approval of the adoption of the Amended Executive Bonus Program. If shareholder approval of the adoption of the Amended Executive Bonus Program is not received, the Amended Executive Bonus Program will not be implemented.

Estimate of Benefits

Our compensation committee has set performance goals under the program for each participant for the current fiscal year based on various combinations of the following factors, as applicable to the individual participant: our company’s operating income, the operating income of our company’s various businesses, our customer satisfaction surveys, our safety record, the reduction and management of the costs of our home office, the effectiveness of our legal department and individual performance evaluations. It is not possible to predict today the extent to which any performance goals will be satisfied for fiscal year 2013 and thus what bonuses will be for this year. In fiscal 2012, however, the performance goals under the current Executive Bonus Program were based on the same factors described above, except that Mr. Kiepura’s fiscal 2013 bonus goals include measures related to our recycling segment now that it reports to him, and Mr. Porter’s bonus goals no longer include those recycling segment measures. Each of the named executive officers were awarded the following bonuses based upon the fiscal 2012 goals:

Executive Bonus Program

Name and Position	Dollar Value
James A. Rubright	$1,806,678
Chairman and Chief Executive Officer
Michael E. Kiepura	$646,488
President – Consumer Packaging and Recycling
James B. Porter III	$325,401
President – Corrugated Packaging
Steven C. Voorhees	$531,706
Executive Vice President, Chief Financial Officer
and Chief Administrative Officer
Robert B. McIntosh	$315,278
Executive Vice President and General Counsel

Recommendation of the Board of Directors

The board of directors recommends a vote FOR the adoption and approval of the Amended Executive Bonus Program.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

ITEM 3

The audit committee of the board of directors selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2013. Although we are not required to submit this matter to you, the board of directors believes that it is good corporate governance to do so. This proposal asks you to ratify this selection. If the appointment of Ernst & Young is not ratified by you, the audit committee will reconsider the appointment. Representatives of Ernst & Young are expected to be present at the annual meeting. They will have the opportunity to make a statement if they so desire, and they will be available to respond to appropriate questions that you may have.

Pursuant to the rules and regulations of the SEC, the audit committee has the direct responsibility to appoint, retain, fix the compensation and oversee the work of our independent registered public accounting firm. Consequently, the audit committee will consider the results of the shareholder vote on ratification but will exercise its judgment, consistent with its primary responsibility, on the appointment and retention of our independent public registered accounting firm, and the appointment of Ernst & Young will be subject to the audit committee and Ernst & Young reaching agreement on satisfactory terms of the appointment.

Recommendation of the Board of Directors

The board of directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the company. Proxies returned without instructions will be voted FOR the ratification of the E&Y Appointment.

ADVISORY VOTE REGARDING

EXECUTIVE COMPENSATION

ITEM 4

We are again providing our shareholders with the opportunity to cast an advisory vote regarding the compensation of our executives as our board of directors determined it would be in the best interest of our shareholders and the company to hold an advisory vote on executive compensation annually. Last year, more than 96% of the votes cast were in favor of our executive compensation.

We believe that our compensation policies and procedures are competitive, are focused on pay for performance principles and are strongly aligned with the long-term interests of our shareholders. Our executive compensation philosophy is based on the belief that the compensation of our employees should be set at levels that allow us to attract and retain employees who are committed to achieving high performance and who demonstrate the ability to do so. We seek to provide an executive compensation package that is driven by our overall financial performance, increased shareholder value, the success of areas of our business directly impacted by the executive’s performance, and the performance of the individual executive. We view our compensation program as a strategic tool that supports the successful execution of our business strategy and reinforces a performance-based culture. The company employs an executive compensation program for our senior executives that emphasizes long-term compensation over short-term compensation, with a significant portion weighted toward equity awards. This approach strongly aligns our senior executives’ compensation with the interest of our shareholders. Our aggregate total shareholder returns for the past one, three, five and ten fiscal years were 50.2%, 59.3%, 166.0% and 456.3%, respectively. The company believes that the compensation program has been instrumental in helping the company to achieve the strong financial performance that has driven our shareholder returns.

The resolution discussed below, commonly known as a “Say on Pay” proposal, gives you, as a shareholder, the opportunity to endorse or not endorse the compensation that we pay to our named executive officers by voting to approve or not approve such compensation as described in this proxy statement. We encourage you to closely review our Compensation Discussion and Analysis and the tabular disclosure that follows it. We organized the Compensation Discussion and Analysis to discuss each element of compensation, including direct compensation (base salary, annual performance bonus and long-term incentives) and indirect, long-term compensation such as retirement benefits. In that section, we also discuss our policies and other factors that affect our decisions or those of our compensation committee.

Generally, in this proxy statement we are required to disclose information regarding our chief executive officer, our chief financial officer and our three other most highly-compensated executive officers who were serving at the end of fiscal 2012. Therefore, most of our tabular disclosure is backwards-looking. Also, in many cases, we are required to disclose in the executive compensation tables accounting estimates or other non-cash estimates of future compensation. Because of this, we encourage you to read the footnotes and narratives which accompany each table in order to understand any non-cash items.

The board of directors has determined that the best way to allow shareholders to vote on our executive compensation is through the following resolution:

RESOLVED, that the company’s shareholders approve the compensation of our named executive officers determined by the compensation committee, as described in the Compensation Discussion and Analysis section and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies and practices described in this proxy statement. Your vote is advisory and will not be binding upon our board. However, the compensation committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The board of directors recommends that the shareholders vote FOR the adoption of this resolution and approve the company’s executive compensation as described in this proxy statement.

SHAREHOLDER PROPOSAL

ITEM 5

The Pension Reserves Investment Management Board, trustee of the Pension Reserves Investment Trust Fund, 84 State Street, Second Floor, Boston MA 02109, has given notice of its intention to make the proposal set forth below at our annual meeting. In accordance with federal securities regulations, we include the shareholder proposal plus any supporting statement exactly as submitted by the proponent. To make sure you can easily distinguish between material provided by the proponent and material provided by our company, we have put a box around material provided by the proponent.

PROPOSAL TO REPEAL CLASSIFIED BOARD

RESOLVED, that shareholders of Rock-Tenn Company urge the Board of Directors to take all necessary steps (other than any steps that must be taken by shareholders) to eliminate the classification of the Board of Directors and to require that all directors elected at or after the annual meeting held in 2014 be elected on an annual basis. Implementation of this proposal should not prevent any director elected prior to the annual meeting held in 2014 from completing the term for which such director was elected.

SUPPORTING STATEMENT

This resolution was submitted on behalf of the Pension Reserves Investment Trust Fund by its trustee, the Pension Reserves Investment Management Board. The Shareholder Rights Project represented and advised the Pension Reserves Investment Management Board in connection with this resolution.

The resolution urges the board of directors to facilitate a declassification of the board. Such a change would enable shareholders to register their views on the performance of all directors at each annual meeting. Having directors stand for elections annually makes directors more accountable to shareholders, and could thereby contribute to improving performance and increasing firm value.

According to data from FactSet Research Systems, the number of S&P 500 companies with classified boards declined by more than 60% since 2000, and the average percentage of votes cast in favor of shareholder proposals to declassify the boards of S&P 500 companies during 2010 and 2011 exceeded 75%.

The significant shareholder support for declassification proposals is consistent with empirical studies reporting that:

•	Classified boards are associated with lower firm valuation (Bebchuk and Cohen, 2005; confirmed by Faleye (2007) and Frakes (2007));

•	Takeover targets with classified boards are associated with lower gains to shareholders (Bebchuk, Coates, and Subramanian, 2002);

•	Firms with classified boards are more likely to be associated with value-decreasing acquisition decisions (Masulis, Wang, and Xie, 2007); and

•	Classified boards are associated with lower sensitivity of compensation to performance and lower sensitivity of CEO turnover to firm performance (Faleye, 2007).

Although one study (Bates, Becher and Lemmon, 2008) reports that classified boards are associated with higher takeover premiums, this study also reports that classified boards are associated with a lower likelihood of an acquisition and that classified boards are associated with lower firm valuation.

Please vote for this proposal to make directors more accountable to shareholders.

STATEMENT OF THE BOARD OF DIRECTORS

IN OPPOSITION TO SHAREHOLDER PROPOSAL

TO ELIMINATE CLASSIFIED BOARD

The board of directors unanimously recommends that the shareholders vote AGAINST the proposal.

Our company is committed to maintaining the highest standards of corporate governance. Our board of directors believes that there is no “one-size-fits-all” approach to corporate governance that suits all companies and that the appropriate standard to use in considering our classified board structure is whether it promotes the interests of our shareholders. Our classified board serves our company and our shareholders well by fostering a strong, stable, and independent board of directors that has resulted in our company being one of North America’s leading integrated manufacturers of corrugated and consumer packaging. Our board is aware of the recent shareholder proposals that urge companies to abandon classified boards, the arguments that are generally made for and against a classified board system and the support that proposals to eliminate classified boards often receive. Having carefully considered all of these factors, however, our board of directors and nominating and corporate governance committee have determined that our company’s current classified board structure continues to be in the best interests of our company and our shareholders for numerous reasons, including the following:

•	The conclusions of the studies cited by the shareholder proposal’s proponent do not apply to our company;

•	Our classified board structure promotes the stability and experience of our board;

•	Our classified board structure enhances our board’s independence; and

•	Our classified board structure strengthens our board’s ability to maximize shareholder value.

The Conclusions of Cited Studies Do Not Apply to Our Company

The proponent cites four studies in support of its proposal and asks our shareholders to accept that the studies’ various conclusions apply to every company with a classified board. Based on our track record while being governed with our current board structure in place, the conclusions of those studies do not hold true for our company. In particular:

•

While the proponent suggests classified boards are associated with lower firm valuations and lower gains to shareholders, our company has enjoyed strong returns on both an absolute and relative basis. For example:

•	our aggregate total shareholder returns for the past one, three, five and ten fiscal years were 50.2%, 59.3%, 166.0% and 456.3%, respectively;

•	our aggregate total shareholder returns for the five and ten years ended September 30, 2012 compare very favorably relative to our peer group and the S&P 500 Index, as set forth below; and

•

our company was recently ranked the number one investment in the global pulp and paper industry as set forth in The Boston Consulting Group’s 2012 Value Creators rankings, based on our average annual total shareholder return of 17.8% during the five-year period from January 1, 2007 through December 31, 2011.

(1)	The “Peer Group” compared in the two graphs above is the same as the peer group described in the section entitled “Executive Compensation — Compensation Discussion and Analysis — Consideration of Competitive Market Data Regarding Executive Compensation” above, except Temple-Inland Inc. is not included in these graphs since it was acquired in February 2012.

•

While the proponent suggests that classified boards make companies more likely to make value-decreasing acquisition decisions, our disciplined approach and rigorous acquisition criteria have played substantial roles in our performance. Our acquisitions have created significant increased shareholder value over the long term, as evidenced by the chart below that sets forth both the timing of our recent significant acquisitions and our stock price over time.

•

The proponent also suggests that classified boards are associated with lower sensitivity of compensation to performance, but, as our Compensation Discussion and Analysis describes above, a core principle of our compensation strategy is making compensation decisions based on a pay-for-performance model that links a substantial portion of our senior executives’ total direct compensation to variable at-risk pay. In fact, the percentage of target total direct compensation that is variable is 86% for our CEO and 77% for our NEOs as a group (excluding our CEO). These variable components of direct compensation are performance-based and can be worth nothing in the event the senior executives fail to achieve specific objectives that are pre-determined and approved by our compensation committee.

Promotes Stability and Experience

Our classified board structure provides and promotes the stability and experience of our board, which enhances our long-term planning and ensures that at any given time a majority of our company’s directors have substantial knowledge of our business and strategy. Our board of directors believes that experienced directors are an extremely valuable resource in our highly competitive industry in part because our directors, with their knowledge of our company’s business and affairs, are better positioned to make decisions that are best for our company and shareholders to take advantage of current events that may require rapid responses. Without a classified board structure, all of our directors could be replaced in a single year. This could lead to a disruption in our company’s affairs, result in a board consisting of directors without sufficient experience with our company, or make our company more vulnerable to unforeseen, short-term developments. Our board of directors considers this to be particularly important for our company because our earnings are highly dependent on volumes and selling prices, both of which tend to fluctuate. At the same time, our shareholders have the opportunity each year to vote on approximately one-third of the members of our board of directors and to help shape and influence our board’s decision-making accordingly. Because all directors are required to fulfill their fiduciary duties regardless of term length, directors elected to three-year terms have the same responsibilities and obligations to shareholders as directors elected annually.

Enhances Board Independence

Other than our CEO, our board of directors is currently comprised entirely of independent directors and will continue to be if each nominee at this year’s annual meeting is elected. Our board believes that electing directors to three-year terms complements the independence of non-management directors from our company’s management by providing the directors with terms of office that permit longer-term focus on value maximization for our shareholders. The longer terms also provide a certain amount of autonomy from the influence of special interest groups that may have agendas contrary to our company’s and shareholders’ long-term goals and objectives. As a result, our independent directors are better able to make decisions that are in the best interests of our company and shareholders as a whole.

Strengthens Our Ability to Maximize Shareholder Value

Our board is focused on the best interests of our shareholders and would not allow our classified board structure to stand in the way of a potential acquisition that maximizes value for our shareholders nor does our classified board structure alter the fiduciary responsibilities of our directors to respond to any such opportunity. Instead, our classified board structure enhances our board’s ability to pursue and negotiate the best results for our shareholders and protects against unfair or abusive takeover tactics and arbitrageurs that may only be focused on the short-term. In this regard, a classified board structure gives incumbent directors additional opportunities to evaluate the adequacy and fairness of takeover proposals and other transactions, negotiate on behalf of all shareholders and weigh alternative methods of maximizing shareholder value. This opportunity is particularly valuable in the current uncertain economic climate and potentially volatile stock market that could leave companies with temporarily depressed share prices vulnerable to hostile takeovers at inadequate prices.

As discussed above, all directors owe the same stringent fiduciary duties and obligations to companies and their shareholders, regardless of the lengths of the directors’ terms of office. With nearly all members of our board of directors being independent and possessing historical perspectives and knowledge of our company’s operations and experience in our industry, our board believes that it is well positioned to evaluate the company’s value and pursue a course of action that will maximize shareholder value, particularly in the context of a hostile takeover. Elimination of the classified board structure would negatively impact that positioning.

While the proponent cites studies that assert that classified boards are associated with lower firm valuations, it also recognizes that not all have reached the same conclusion, and, as noted above, our company has consistently provided our shareholders with strong returns. In addition, one study mentioned by the proponent suggests that classified boards could improve the relative bargaining power of managers and the board, as well as the shareholders who are the ultimate beneficiaries of such leverage, in any hostile takeover bid. See Bates, Becker and Lemmon, “Board classification and managerial entrenchment: Evidence from the market for corporate control,” Journal of Financial Economics, Vol. 87, pp. 656-677, 2008. The absence of a single right answer or point of view on this topic further calls into question the approach the proponent has taken with its proposal.

Conclusion

As discussed above, the proponent’s one-size-fits-all approach to board structure ignores the underlying realities of our company and our performance. We do not follow other companies for the sake of conformity and believe that our unwillingness to do so has served our shareholders well. Our performance under our current classified board structure speaks for itself, and we believe that our shareholders will be better served if we maintain it.

For the reasons stated above, the Board of Directors recommends that the shareholders vote AGAINST this shareholder proposal.

OTHER MATTERS

The board of directors knows of no other matters that will be brought before the annual meeting. If other matters are introduced, the persons named in the proxy as the proxy holders will vote on such matters in their discretion.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our officers and directors and persons who beneficially own more than 10% of our Common Stock file with the SEC certain reports, and furnish copies thereof to us, with respect to each such person’s beneficial ownership of our equity securities. Based solely upon a review of the copies of the reports furnished to us and certain representations of these persons, all of these persons timely complied with the applicable reporting requirements except that Ms. Whyte filed a late report on Form 4 to report the purchase of 5,000 shares on January 29, 2010, and Mr. Brown filed a late report on Form 4 to report the transfer of 2,000 shares from direct ownership to joint ownership on March 1, 2011 and 2,000 shares from direct ownership to joint ownership on April 18, 2012.

Annual Report on Form 10-K

We will provide without charge, at the written request of any shareholder of record as of November 30, 2012, a copy of our annual report on Form 10-K, including the financial statements and financial statement schedule, as filed with the SEC, excluding exhibits. We will provide copies of the exhibits to eligible shareholders making such a request. We may impose a reasonable fee for providing the exhibits. Requests for copies of our annual report on Form 10-K should be mailed to: Rock-Tenn Company, 504 Thrasher Street, Norcross, Georgia 30071, Attention: Corporate Secretary. You may also access a copy of our annual report via the Internet by visiting our website located at www.rocktenn.com.

Shareholder Nominations for Election of Directors

Under our bylaws, only persons nominated in accordance with certain procedures will be eligible for election as directors. Shareholders are entitled to nominate persons for election to the board of directors only if (1) the shareholder is otherwise entitled to vote generally in the election of directors, (2) the shareholder sends timely notice of the nomination in writing to our Corporate Secretary and (3) the shareholder is a shareholder of record at the time of giving notice and at the time of the meeting.

All proposals should be addressed to Rock-Tenn Company, 504 Thrasher Street, Norcross, Georgia 30071, Attention: Corporate Secretary. To be timely, a shareholder’s notice must be delivered to our Corporate Secretary at our principal executive offices not less than 90 days and no more than 120 days before the first anniversary of the preceding year’s annual meeting of shareholders; provided, however, that if the annual meeting is not scheduled to be held within a period that commences thirty (30) days before that anniversary date and ends thirty (30) days after that anniversary date, the shareholder’s notice must be delivered by the later of (a) the tenth day following the day of the public announcement of the date of the annual meeting or (b) the date which is ninety (90) days before the date of the annual meeting. Accordingly, shareholders must submit nominations no earlier than the close of business on September 27, 2013, and no later than the close of business on October 27, 2013.

Only in the case of an annual meeting, if the number of directors to be elected to the board of directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased board of directors made by us at least one hundred (100) days before the first anniversary of the preceding year’s annual meeting, a shareholder’s notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to our Corporate Secretary not later than the close of business on the tenth day following the public announcement.

The shareholder’s notice must set forth for each person to be nominated for election as a director all of the following:

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All information that is required to be disclosed in connection with the solicitation of proxies for the election of directors pursuant to Regulation 14 under the Exchange Act or any other proxy rules promulgated by the SEC.

•	The signed consent of the proposed nominee to serve as a director if elected.

•	The name, age and business address and residence address of the proposed nominee.

•	The principal occupation or employment of the nominee.

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The class or series and number of shares of capital stock of our company which are directly or indirectly owned beneficially or of record by the nominee and the date such shares were acquired and the investment intent of such acquisition.

•	The total number of shares of Common Stock that such shareholder believes will be voted for the proposed nominee.

The shareholder’s notice must also set forth, with respect to the shareholder giving such notice, all of the following:

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A representation that the shareholder is a holder of record of Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the proposed nominee.

•	The name and address of the shareholder, as they appear on our company’s books.

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The residence, name and address (if different from the company’s books) of the shareholder proposing such business, and the name and address of any Shareholder Associated Person (as defined in our bylaws).

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The class and number of shares of Common Stock which are directly or indirectly held of record or beneficially owned by the shareholder or by any Shareholder Associated Person with respect to our securities, a description of any Derivative Positions directly or indirectly held or beneficially held by the shareholder or any Shareholder Associated Person, and whether and the extent to which a Hedging Transaction has been entered into by or on behalf of such shareholder or any Shareholder Associated Person.

•	How long such shareholder or any Shareholder Associated Person has beneficially owned (or otherwise had an interest in) such shares.

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A description of all arrangements or understandings (including financial transactions and direct or indirect compensation) between such shareholder or any Shareholder Associated Person and each proposed nominee and any other person or entity (including their names) pursuant to which the nomination(s) are to be made by such shareholder.

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Any other information relating to such shareholder or any Shareholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies pursuant to Section 14 of the Exchange Act.

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A representation as to whether such shareholder or any Shareholder Associated Person intends to deliver a proxy statement or form of proxy to the holders of a sufficient number of outstanding shares of our Common Stock to elect such nominee or otherwise to solicit proxies from shareholders in support of the nomination.

In addition, any shareholder who submits a nomination pursuant to these provisions is required to update and supplement the information disclosed in such notice, if necessary, in accordance with our bylaws.

We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of such proposed nominee to serve as a director. Any capitalized terms used, but not defined this section, have the meanings given to those terms in our bylaws.

Shareholder Proposals

Bylaw Provisions. In accordance with our bylaws, a shareholder who desires to present a proposal (other than nominations of persons for election to the board of directors, which must be made in compliance with the procedures described above) for consideration at our 2014 annual meeting of shareholders must deliver the proposal in proper written form to our Corporate Secretary at our principal executive office not less than ninety (90) days and not more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting of shareholders; therefore, the proposal must be delivered no earlier than the close of business September 27, 2013, and no later than the close of business on October 27, 2013. If the annual meeting is not scheduled to be held within a period that commences thirty (30) days before such anniversary date and ends thirty (30) days after such anniversary date, such shareholder’s notice must be delivered by the later of (a) the tenth day following the day of the Public Announcement of the date of the annual meeting or (b) the date which is ninety (90) days prior to the date of the annual meeting.

To be in proper written form, a shareholder’s notice to the Corporate Secretary relating to any such proposal must set forth as to each matter of business the shareholder proposes to bring before the annual meeting:

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A brief description of the business desired to be brought before the annual meeting (including the specific text of any resolutions or actions proposed for consideration and if such business includes a proposal to amend our articles of incorporation or bylaws, the specific language of the proposed amendment) and the reasons for conducting such business at the annual meeting.

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The name and address, as they appear on our company’s books, the residence name and address (if different from our company’s books), of the shareholder proposing such business, and the name and address of any Shareholder Associated Person.

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The class and number of shares of Common Stock which are directly or indirectly held of record or beneficially owned by the shareholder or by any Shareholder Associated Person with respect to our securities, a description of any Derivative Positions directly or indirectly held or beneficially held by the shareholder or any Shareholder Associated Person, and whether and the extent to which a Hedging Transaction has been entered into by or on behalf of such shareholder or any Shareholder Associated Person.

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A description of all arrangements or understandings between the shareholder or any Shareholder Associated Person or such other person or entity (including their names) in connection with the proposal of such business by the shareholder and any material interest of the shareholder, any Shareholder Associated Person or any other person or entity in such business.

•	A representation that such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

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A representation as to whether such shareholder or any Shareholder Associated Person intends to deliver a proxy statement or form of proxy to holders of at least the percentage of outstanding shares of our Common Stock required to approve the proposal or otherwise to solicit proxies from shareholders in support of the proposal.

In addition, any shareholder who submits a proposal pursuant to these provisions is required to update and supplement the information disclosed in such notice, if necessary, in accordance with our bylaws. Proposals should be addressed to Rock-Tenn Company, 504 Thrasher Street, Norcross, GA 30071, Attention: Corporate Secretary. Any capitalized terms used, but not defined in this section, have the meanings given to those terms in our bylaws.

Inclusion in Next Year’s Proxy Statement. Notwithstanding the bylaw provisions, a shareholder who desires to have his or her proposal included in next year’s proxy statement must deliver the proposal to our principal executive offices (at the address noted above) no later than the close of business on August 16, 2013.

Expenses of Solicitation

We will bear the cost of solicitation of proxies by the board of directors in connection with the annual meeting. We will reimburse brokers, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of Common Stock held in their names.

By Order of the Board of Directors

Robert B. McIntosh
Secretary

Our annual report to shareholders for fiscal 2012, which includes audited financial statements, accompanies this proxy statement. The annual report does not form any part of the material for the solicitation of proxies.

Appendix

ROCK-TENN COMPANY

AMENDED AND RESTATED ANNUAL EXECUTIVE BONUS PROGRAM

EFFECTIVE AS OF OCTOBER 1, 2012

§ 1

PURPOSE

The purpose of the amended and restated Program is to give each Participant the opportunity to receive an annual bonus for each Fiscal Year payable in cash if, and to the extent, the Committee determines that the Performance Goals set by the Committee for such Participant for such year have been met.

§ 2

DEFINITIONS

1.1.    Business Criteria. The term “Business Criteria” for purposes of this Program means (1) Rock-Tenn Company’s return over capital costs or increases in Rock-Tenn Company’s return over capital costs, (2) Rock-Tenn Company’s safety record, (3) Rock-Tenn Company’s score on Rock-Tenn Company’s customer satisfaction survey, (4) Rock-Tenn Company’s total earnings or the growth in such earnings, (5) Rock-Tenn Company’s consolidated earnings or the growth in such earnings, (6) Rock-Tenn Company’s earnings per share or the growth in such earnings, (7) Rock-Tenn Company’s net earnings or income or the growth in such earnings or income, (8) Rock-Tenn Company’s earnings before interest expense, taxes, depreciation, amortization and other non-cash items or the growth in such earnings, (9) Rock-Tenn Company’s earnings before interest and taxes or the growth in such earnings, (10) Rock-Tenn Company’s consolidated net income or the growth in such income, (11) the value of Rock-Tenn Company’s common stock or the growth in such value, (12) Rock-Tenn Company’s stock price or the growth in such price, (13) the weight or volume of paperboard or container board produced or converted by Rock-Tenn Company, (14) Rock-Tenn Company’s return on assets or the growth on such return, (15) Rock-Tenn Company’s cash flow or the growth in such cash flow, (16) Rock-Tenn Company’s total shareholder return or the growth in such return, (17) Rock-Tenn Company’s expenses or the reduction of Rock-Tenn Company’s expenses, (18) Rock-Tenn Company’s sales or sales growth, (19) Rock-Tenn Company’s overhead ratios or changes in such ratios, (20) Rock-Tenn Company’s expense-to-sales ratios or the changes in such ratios, (21) Rock-Tenn Company’s economic value added or changes in such value added, (22) Rock-Tenn Company’s return on invested capital or increases in return on invested capital, and (23) Rock-Tenn Company’s operating performance or operating performance improvement.

1.2.    Code. The term “Code” for purposes of this Program means the Internal Revenue Code of 1986, as amended from time to time.

1.3.    Committee. The term “Committee” for purposes of this Program means the Compensation and Options Committee of the Board of Directors of Rock-Tenn Company or, if all the members of such Committee fail to satisfy the requirements to be an “outside director” under Section § 162(m) of the Code, a sub-committee of such committee which consists solely of members who satisfy such requirements.

1.4.    Covered Executive. A “Covered Executive” for purposes of this Program means for each Fiscal Year Rock-Tenn Company’s chief executive officer and each other executive officer who is treated under § 162(m) of the Code as a “covered employee” for such Fiscal Year.

1.5.    Fiscal Year. The term “Fiscal Year” for purposes of this Program means Rock-Tenn Company’s fiscal year.

1.6.    Participant. The term “Participant” for purposes of this Program means for each Fiscal Year each individual who is designated as such by the Committee under § 3.

1.7.    Performance Goals. The term “Performance Goals” for purposes of this Program means the goal, or the combination of goals, set under § 4 by the Committee for each Participant for each Fiscal Year with respect to the Business Criteria selected by the Committee for such Fiscal Year.

1.8.    Program. The term “Program” means this Rock-Tenn Company Amended and Restated Annual Executive Bonus Program as in effect from time to time.

1.9.    Rock-Tenn Company. The term “Rock-Tenn Company” for purposes of this Program means Rock-Tenn Company, a Georgia corporation, and any successor to Rock-Tenn Company.

§ 3

PARTICIPATION

The Committee for each Fiscal Year shall have the right to designate any executive officer of Rock-Tenn Company, including Rock-Tenn Company’s chief executive officer, and any other employee of Rock-Tenn Company who the Committee deems a key employee as a Participant in this Program provided such designation is made no later than 90 days after the beginning of such Fiscal Year.

§ 4

PERFORMANCE GOALS

The Committee shall set forth in writing the Performance Goals for each Participant for each Fiscal Year no later than 90 days after the beginning of such Fiscal

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Year based on such Business Criteria as the Committee deems appropriate under the circumstances. The Committee shall have the right to use different Business Criteria for different Participants, and the Committee shall have the right to set different Performance Goals for Participants whose goals look to the same Business Criteria. The Business Criteria for a Participant who is Rock-Tenn Company’s chief executive officer shall be based on Rock-Tenn Company’s company-wide performance while the Business Criteria for each other Participant may be based on company-wide performance, division-specific or other business unit-specific performance (where the Committee can apply the Business Criteria on such basis), department-specific performance, plant or facility-specific performance, personal performance or on any combination of such criteria. When the Committee sets the Performance Goals for a Participant, the Committee shall establish the general, objective rules which the Committee will use to determine the extent, if any, that a Participant’s Performance Goals have been met and the specific, objective rules, if any, regarding any exceptions to the use of such general rules, and any such specific, objective rules may be designed as the Committee deems appropriate to take into account any extraordinary or one-time or other non-recurring items of income or expense or gain or loss or any events, transactions or other circumstances that the Committee deems relevant in light of the nature of the Performance Goals set for the Participant or the assumptions made by the Committee regarding such goals. A Performance Goal may be set in any manner determined by the Committee, including looking to achievement on an absolute or relative basis in relation to peer groups or indexes. Further, the Committee may express any goal in alternatives, or in a range of alternatives, as the Committee deems appropriate or helpful, such as including or excluding (1) any acquisitions or dispositions, restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (2) any event either not directly related to the operations of Rock-Tenn Company or not within the reasonable control of Rock-Tenn Company’s management, or (3) the effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles.

§ 5

CERTIFICATION, PAYMENT AND EMPLOYMENT CONDITION

The Committee at the end of each Fiscal Year shall certify the extent, if any, to which the Performance Goals set for each Participant for such Fiscal Year have been met and shall determine the bonus payable to each Participant based on the extent, if any, to which he or she met his or her Performance Goals. However, the Committee shall have the right to reduce the bonus determined under this § 5 to the extent that the Committee acting in its discretion determines that the Performance Goals set for a Participant for a Fiscal Year no longer were appropriate for such Participant at the end of such Fiscal Year. No Participant shall have a right to the payment of a bonus for any Fiscal Year if his or her employment with Rock-Tenn Company has terminated for any reason whatsoever before the date the bonus is actually paid unless the Committee in the exercise of its absolute discretion affirmatively directs Rock-Tenn Company to pay such bonus to, or on behalf of, such Participant. Finally, if the Committee certifies that a bonus is payable to a Participant for any Fiscal Year, such bonus shall be paid in cash as

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soon as practical after such certification has been made, but in no event later than the 15th day of March following the end of such Fiscal Year.

§ 6

BONUS CAP

No bonus shall be paid to any Participant for any Fiscal Year under this Program to the extent such bonus would exceed 300% of the Participant’s base salary as in effect on the first day of such Fiscal Year. However, the Committee shall have the discretion to set a lower cap on the bonus payable to any Participant for any Fiscal Year.

§ 7

ADMINISTRATION

The Committee shall have the power to interpret and administer this Program as the Committee in its absolute discretion deems in the best interest of Rock-Tenn Company, and the Committee to the extent the Committee deems in Rock-Tenn Company’s best interest shall do so in a manner which is intended to protect Rock-Tenn Company’s right to deduct any bonus payable to a Covered Executive in light of § 162(m) of the Code.

§ 8

AMENDMENT AND TERMINATION

The Committee shall have the power to amend this Program from time to time as the Committee deems necessary or appropriate and to terminate this Program if the Committee deems such termination in the best interest of Rock-Tenn Company.

§ 9

MISCELLANEOUS

9.1.    General Assets. Any bonus payable under this Program shall be paid exclusively from Rock-Tenn Company’s general assets.

9.2.    General Creditor Status. The status of each Participant with respect to his or her claim for the payment of a bonus under this Program shall be the same as the status of a general and unsecured creditor of Rock-Tenn Company.

9.3.    No Assignment. No Participant shall have the right to assign or otherwise alienate or commute all or any part of the bonus which might be payable to such Participant under this Program, and any attempt to do so shall be null and void.

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9.4.    No Contract of Employment. The designation of any individual as a Participant in this Plan shall not constitute an agreement by Rock-Tenn Company to employ any such individual for any period of time or affect Rock-Tenn Company’s right to terminate his or her employment at any time and for any reason or for no reason.

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IMPORTANT ANNUAL MEETING INFORMATION Electronic Voting Instructions Available 24 hours a day, 7 days a week! MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern time, on January 25, 2013. Vote by Internet Go to www.envisionreports.com/RKT Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals The board of directors recommends a vote FOR all the nominees listed. Election of three Directors: 01 - G. Stephen Felker For Withhold 02 - Lawrence L. Gellerstedt III For Withhold 03 - John W. Spiegel For Withhold The board of directors recommends a vote FOR proposals 2, 3 and 4. Approval of the adoption of the Rock-Tenn Company Amended and Restated Annual Executive Bonus Program to amend and restate Rock-Tenn Company’s current Annual Executive Bonus Program primarily to incorporate the same business criteria for performance goals for the program’s participants as the business criteria for performance goals that are set forth in the Rock-Tenn Company Amended and Restated 2004 Incentive Stock Plan and to increase the maximum bonus amount that a participant may receive for any fiscal year. For Against Abstain Ratification of the appointment of Ernst & Young LLP to serve as the independent registered public accounting firm of Rock-Tenn Company. Advisory vote on executive compensation. For Against Abstain The board of directors recommends a vote AGAINST proposal 5. 5. Shareholder proposal - repeal classified board. For Against Abstain B Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below Please be sure to sign and date the proxy. Please sign exactly as your name or names appear hereon. For more than one owner, each should sign. When signing in a fiduciary or representative capacity, please give full title. If a corporation submits this proxy, it should be executed in the full corporate name by a duly authorized officer; if a partnership, please have it signed in the partnership name by an authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 1UP X 1484431 01JN4C MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — ROCK-TENN COMPANY PROXY FOR CLASS A COMMON STOCK SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON JANUARY 25, 2013 The undersigned hereby appoints James A. Rubright and Robert B. McIntosh, and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of Class A Common Stock of Rock-Tenn Company that the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held on January 25, 2013 at 9:00 a.m., Eastern time, at the Grand Hyatt Atlanta, 3300 Peachtree Road, N.E., Atlanta, GA 30305, or at any adjournment thereof, upon the matters described in the accompanying Notice of 2013 Annual Meeting of Shareholders and proxy statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the annual meeting or any adjournment thereof. Said proxies are directed to vote on the matters described in the Notice of 2013 Annual Meeting of Shareholders and proxy statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof. Unless you are voting via the Internet or by telephone, please complete, date and sign this proxy and return it promptly in the enclosed envelope, whether or not you plan to attend the annual meeting on January 25, 2013. If you attend the annual meeting, you may vote in person if you wish, even if you have previously returned your proxy or voted via the Internet or by telephone. THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR ALL OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4, AND AGAINST PROPOSAL 5, AND, IN THE DISCRETION OF THE PROXY HOLDERS, WITH RESPECT TO ANY OTHER MATTER. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. Proxy card must be signed and dated on the reverse side. (Continued on other side) Non-Voting Items Change of Address — Please print new address below. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.